Exhibit 10.42
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Execution Copy
LICENSE AND COLLABORATION AGREEMENT
by and between
ALNYLAM PHARMACEUTICALS, INC.
and
KYOWA HAKKO KOGYO CO., LTD.

LICENSE AND COLLABORATION AGREEMENT
     THIS AGREEMENT, effective as of June 19, 2008 (the “Effective Date”), by and between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“Alnylam”) and Kyowa Hakko Kogyo Co., Ltd., a corporation organized and existing under the laws of Japan (“Kyowa Hakko”).
RECITALS:
     WHEREAS, Alnylam owns or controls certain fundamental intellectual properties relating to RNA interference, and is developing therapeutic products targeting respiratory syncytial virus (“RSV”) that function through RNA interference, including the proprietary Alnylam product known as ALN-RSV01;
     WHEREAS, Kyowa Hakko desires to develop and commercialize such therapeutic RNA interference products, for the treatment of respiratory infections in humans caused by RSV, in Japan and certain other countries in Asia;
     WHEREAS, Alnylam and Kyowa Hakko believe that a license and collaboration for such purpose on the terms and conditions of this Agreement would be desirable.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:
     1. DEFINITIONS
     Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:
     1.1 “Affiliate” means, with respect to a Party, (a) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Party; (b) any corporation or business entity, which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Party; or (c) any corporation or business entity, fifty percent (50%) or more of the securities or other ownership interests representing the equity of which is directly or indirectly owned, controlled or held by the same corporation, business entity or security holders, or holders of ownership interests, that own, control or hold fifty percent (50%) or more of the securities or other ownership interests representing the equity or the voting stock of such Party. For the avoidance of doubt, Regulus Therapeutics LLC shall not be considered an Affiliate of Alnylam for purposes hereof.
     1.2 “Alnylam Collaboration IP” means (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed solely by employees of Alnylam or its Affiliates or other persons not employed by Kyowa Hakko acting on behalf of Alnylam, in the conduct of the Collaboration, and (b) any Patent Rights that claim or cover such improvements, discoveries or

Know-How and are Controlled by Alnylam at any time during the Term. Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP.
     1.3 “Alnylam Indemnitees” has the meaning set forth in Section 9.5.1.
     1.4 “Alnylam In-License” means an agreement between Alnylam and a Third Party pursuant to which Alnylam has rights and obligations with respect to, or which otherwise Cover, a Licensed Product and is necessary to Develop, Commercialize and/or Manufacture the Licensed Product in the Field, including without limitation, the Existing Alnylam In-Licenses.
     1.5 “Alnylam Know-How” means Know-How Controlled by Alnylam during the Term that is reasonably necessary or useful for Kyowa Hakko and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP).
     1.6 “Alnylam Patent Rights” means those Patent Rights Controlled by Alnylam during the Term that are reasonably necessary or useful for Kyowa Hakko and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP), including without limitation, the Patent Rights set forth in Schedule 1.6A of this Agreement. For clarity, Schedule 1.6B of this Agreement includes additional Patent Rights which will be included in Alnylam Patent Rights at no additional cost to Kyowa Hakko to the extent they are Controlled by Alnylam if they become reasonably necessary or useful for Kyowa Hakko and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP), including, by way of example, as the result of the Development of a Replacement Product or a Successor Product.
     1.7 “Alnylam Technology” means, collectively, Alnylam Know-How, Alnylam Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP.
     1.8 “Alnylam Territory” means all countries of the world other than the Kyowa Hakko Territory.
     1.9 “Alnylam Trademark” has the meaning set forth in Section 10.9(b).
     1.10 “Antisense Product” means a single-stranded oligonucleotide or analog thereof having a specific sequence that inhibits protein synthesis at the nucleic acid level by specifically binding to the sequence of a messenger or viral ribonucleic acid (RNA) by base-pairing, thus causing selective inhibition of gene expression.
     1.11 “API Bulk Drug Substance” means the Licensed Product in bulk form manufactured for use as an active pharmaceutical ingredient.
     1.12 “Bankrupt Party” has the meaning set forth in Section 11.2.4(d).
     1.13 “Bridging Clinical Study” means a human clinical study conducted [**] that is designed to demonstrate the [**] generated in a study of [**] treated with the Licensed Product to [**]

of the Licensed Product in [**]. Data to evaluate in such a study might include pharmacokinetics, efficacy and/or additional safety data. The Bridging Clinical Study shall be designed such that, if its endpoints are met, [**], and to allow Kyowa Hakko [**] in seeking Regulatory Approval for the Licensed Product in Japan. It is expected that a Bridging Clinical Study shall require the enrollment of no more than [**] patients for the NDA submission in Japan. For purposes of clarity, if the Clinical Studies required by the Japanese Regulatory Authorities require more than [**] patients in total, those Clinical Studies shall be [**] and if the Clinical Studies required by the Japanese Regulatory Authorities require fewer than [**] patients in total, those Clinical Studies shall be [**].
     1.14 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for a Country shall begin on the First Commercial Sale of the Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.
     1.15 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term and (b) the first Calendar Year of a Royalty Term for a country shall begin on the First Commercial Sale of the Licensed Product in such country and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of such Royalty Term.
     1.16 “Clinical Study” means a Phase I Study, Phase II Study, Phase IIa Study, Phase IIb Study, Phase III Study, or [**], as applicable; but excluding any Post-Approval Studies.
     1.17 “Clinical Study Expenses” has the meaning set forth in Section 7.2(b).
     1.18 “Code” has the meaning set forth in Section 11.2.4(d).
     1.19 “Collaboration” means the collaboration of the Parties in the Development and Regulatory Approval of the Licensed Product.
     1.20 “Collaboration Manager” has the meaning set forth in Section 3.2.
     1.21 “Combination Product” means the Licensed Product combined with any other clinically active therapeutic, prophylactic or diagnostic ingredient, mechanism or device. All references to Licensed Product in this Agreement shall be deemed to include Combination Product, to the extent applicable.
     1.22 “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell and/or selling a product, including the conduct of Post-Approval Studies, and activities directed to obtaining pricing and reimbursement approvals, as applicable.

     1.23 “Commercialization Plan” has the meaning set forth in Section 4.4.
     1.24 “Commercially Reasonable Efforts” means the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly situated pharmaceutical company for a product of similar market or profit potential or strategic value at a similar stage of its product life, but excluding consideration of any obligation to the other Party under this Agreement.
     1.25 “Competitive Infringement” has the meaning set forth in Section 10.4.1.
     1.26 “Confidential Information” means any and all information and data, including without limitation Alnylam Technology and Kyowa Hakko Technology and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. Alnylam Technology and Alnylam Collaboration IP are Confidential Information of Alnylam. Kyowa Hakko Technology and Kyowa Hakko Collaboration IP are Confidential Information of Kyowa Hakko. Joint Collaboration IP is the Confidential Information of the Parties.
     1.27 “Control”, “Controls” or “Controlled by” means, with respect to any (a) material, know-how or other information or (b) intellectual property right, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party or its Affiliates to assign, transfer, grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to assign, transfer or grant the other Party such access or license or sublicense.
     1.28 “Cost of Goods Sold” means, with respect to API Bulk Drug Substance and Finished Product, as the case may be, the reasonable internal and external costs of a Party incurred in Manufacturing such API Bulk Drug Substance or Finished Product, including: (a) to the extent that such API Bulk Drug Substance or Finished Product is Manufactured by a Party, the fully allocated cost of Manufacture of such API Bulk Drug Substance or Finished Product, consisting of direct material and direct labor costs, plus Manufacturing overhead attributable to such API Bulk Drug Substance or Finished Product (including without limitation facilities’ start-up costs, all directly incurred Manufacturing variances and a reasonable allocation of related Manufacturing administrative and facilities costs to be provided for such API Bulk Drug Substance or Finished Product, but excluding corporate administrative overhead, depreciation and/or costs associated with excess capacity), all calculated strictly in accordance with generally accepted accounting principles in the United States consistently applied by the applicable Party, and (b) to the extent that such API Bulk Drug Substance or Finished Product is Manufactured by a Third Party manufacturer, the actual fees paid by a Party to the Third Party for the Manufacture, supply and packaging of such API Bulk Drug Substance or Finished Product and any reasonable out-of-pocket costs actually incurred by such Party in managing or overseeing the Third Party relationship. Cost of Goods Sold shall not include royalties, license or other fees paid to Third Parties in respect of Necessary Third Party IP.

     1.29 “Cover,” “Covering” or “Covers” means that in the absence of a license granted under a Valid Claim, the Development, Manufacture or Commercialization of the Licensed Product would or is reasonably likely to infringe such Valid Claim.
     1.30 “Credit for Excess Clinical Expense” has the meaning set forth in Section 7.2(b).
     1.31 “Development,” “Developing” or “Develop” means the research and development activities related to the generation, characterization, optimization, construction, expression, use and production of the Licensed Product, any other research and development activities related to the pre-clinical testing and qualification of the Licensed Product for clinical testing, and such other tests, studies and activities as may be required or recommended from time to time by any Regulatory Authority to obtain Regulatory Approval of the Licensed Product, including toxicology studies, statistical analysis and report writing, pre-clinical testing, Clinical Studies and regulatory affairs, product approval and registration activities.
     1.32 “Development Plan” has the meaning set forth in Section 2.2.
     1.33 “Dispute” has the meaning set forth in Section 12.11.1.
     1.34 “Effective Date” has the meaning set forth in the preamble.
     1.35 “Excluded Claim” has the meaning set forth in Section 12.11.1.
     1.36 “Existing Alnylam In-Licenses” means the Third Party Agreements set forth on Schedule 1.36A. For clarity, Schedule 1.36B of this Agreement includes additional Third Party Agreements which will be included in Existing Alnylam In-Licenses at no additional cost to Kyowa Hakko if the Alnylam Patent Rights licensed thereunder become reasonably necessary or useful for Kyowa Hakko and its Related Parties to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP), including, by way of example, as the result of the Development of a Replacement Product or a Successor Product.
     1.37 “Expiry Period” has the meaning set forth in Section 2.10(b)(i).
     1.38 “FDA” means the United States Food and Drug Administration and any successor governmental authority having substantially the same function.
     1.39 “Field” means the treatment of disease in humans.
     1.40 “Finished Product” means the finished product formulation of the Licensed Product, containing API Bulk Drug Substance, filled into unit packages for final labeling and packaging.
     1.41 “First Commercial Sale” means, with respect to a country, the first sale for end use or consumption of the Licensed Product in such country after all required Regulatory Approvals have been granted by the Regulatory Authority of such country.
     1.42 “Full Clinical Studies” means the collective reference to Clinical Studies of the Licensed Product in [**]. For purposes of clarity, if the Clinical Studies required by the Japanese

Regulatory Authorities require more than [**] patients in total, those Clinical Studies shall be [**] and if the Clinical Studies required by the Japanese Regulatory Authorities require fewer than [**] patients in total, those Clinical Studies shall be [**].”
     1.43 “Generic Product” has the meaning set forth in Section 7.4.4(c).
     1.44 “Global Clinical Study” means the [**] of the Licensed Product that is conducted [**] under [**] and the relevant guidelines issued by the applicable Regulatory Authorities in Japan.
     1.45 “ICC” has the meaning set forth in Section 12.11.1.
     1.46 “IND” means an Investigational New Drug application, Clinical Study Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
     1.47 “Indemnitee” has the meaning set forth in Section 9.5.4.
     1.48 “Infringement Claim” has the meaning set forth in Section 10.5.1.
     1.49 “Initiate”, “Initiated” or “Initiation” means, with respect to a Clinical Study or a Post-Approval Study, the administration of the first dose to a subject in such study.
     1.50 “In-Licenses” means, collectively, the Alnylam In-Licenses and the Kyowa Hakko In-Licenses.
     1.51 “Joint Collaboration IP” means, collectively, (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Kyowa Hakko and Alnylam in the conduct of the Collaboration, and (b) any Patent Rights which claim or cover such improvements, discoveries or Know-How during the Term.
     1.52 “Joint Commercialization Team” or “JCT” means the joint commercialization team as more fully described in Section 4.2.
     1.53 “Joint Steering Committee” or “JSC” means the joint steering committee as more fully described in Section 3.1.
     1.54 “JSC Chairperson” has the meaning set forth in Section 3.1.2.
     1.55 “Know-How” means, with respect to the Licensed Product, all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise, that is reasonably necessary or useful to Develop, Manufacture and/or Commercialize the Licensed Product in the Field.

     1.56 “Kyowa Hakko Collaboration IP” means (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed solely by employees of Kyowa Hakko or its Affiliates or other persons not employed by Alnylam acting on behalf of Kyowa Hakko, in the conduct of the Collaboration, and (b) any Patent Rights which claim or cover such improvements, discoveries or Know-How and are Controlled by Kyowa Hakko at any time during the Term. Kyowa Hakko Collaboration IP excludes Kyowa Hakko’s interest in Joint Collaboration IP.
     1.57 “Kyowa Hakko Indemnitees” has the meaning set forth in Section 9.5.2.
     1.58 “Kyowa Hakko In-License” means an agreement between Kyowa Hakko and a Third Party pursuant to which Kyowa Hakko has rights and obligations with respect to, or which otherwise Cover, the Licensed Product and is necessary to Develop, Commercialize and/or Manufacture the Licensed Product in the Field, including without limitation, the agreements listed on Schedule 1.58.
     1.59 “Kyowa Hakko Know-How” means Know-How Controlled by Kyowa Hakko during the Term that Kyowa Hakko is reasonably necessary or useful for Alnylam and its Related Parties to perform their obligations or exploit their rights under this Agreement (other than Kyowa Hakko’s rights in Joint Collaboration IP and Kyowa Hakko Collaboration IP).
     1.60 “Kyowa Hakko Patent Rights” means Patent Rights that (a) claim (i) Kyowa Hakko Know-How, or (ii) the Development, Manufacture and/or Commercialization of the Licensed Product, and that are reasonably necessary or useful to Develop, Manufacture and/or Commercialize the Licensed Product in the Field, and (b) are Controlled by Kyowa Hakko at any time during the Term. Kyowa Hakko Patent Rights shall not include Patent Rights included in Kyowa Hakko Collaboration IP or Kyowa Hakko’s interest in Joint Collaboration IP.
     1.61 “Kyowa Hakko Technology” means, collectively, Kyowa Hakko Know-How and Kyowa Hakko Patent Rights, Kyowa Hakko Collaboration IP and Kyowa Hakko’s interest in Joint Collaboration IP.
     1.62 “Kyowa Hakko Territory” means the countries of Japan, China (including but not limited to Hong Kong and Macau, but excluding Taiwan), Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand, and Vietnam.
     1.63 “Kyowa Hakko Trademark” has the meaning set forth in Section 10.9(b).
     1.64 “Lead Product” means Alnylam’s proprietary product known as ALN-RSV01, which is described on Schedule 1.64.
     1.65 “Licensed Product” means, subject to Section 2.9, the Lead Product.
     1.66 “Losses” has the meaning set forth in Section 9.5.1.
     1.67 “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Licensed Product (including API Bulk Drug Substance and Finished Product), including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.
     1.68 “MicroRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular microRNA and which is designed to mimic the activity of such microRNA.
     1.69 “NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, Section 510(k) filing or similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological, pharmaceutical or other therapeutic or prophylactic product in that country or in that group of countries.
     1.70 “Necessary Third Party IP” means, with respect to any country, on a country-by-country basis, Know-How or Patent Rights in such country owned or controlled by a Third Party that Cover the Development, Manufacturing and/or Commercialization of the Licensed Product in or for such country.
     1.71 “Negotiation Period” has the meaning set forth in Section 2.10(b).
     1.72 “Net Sales” means the aggregate gross invoice prices of all units of the Licensed Product sold by Kyowa Hakko and its Related Parties to Third Parties (other than a Sublicensee) after deducting, if not previously deducted, from the amount invoiced or received:
     (a) trade and quantity discounts actually given other than early pay cash discounts;
     (b) returns, rebates, chargebacks and other allowances actually given;
     (c) retroactive price reductions that are actually granted
     (d) sales or excise taxes, customary transportation and insurance, custom duties, and other governmental charges; and
     (e) a fixed amount equal to [**] percent ([**]%) of the amount invoiced to cover bad debt and early payment cash discounts.
     With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of the Licensed Product(s) containing the same composition and concentration of RNAi Product sold without other clinically active ingredients, mechanisms or devices.
     In the event that the Licensed Product is sold only as a Combination Product and not sold without other clinically active ingredients, mechanisms or devices, the Parties shall negotiate in good faith another basis on which to calculate Net Sales with respect to the Combination Product that fairly reflects the value of the Licensed Product relative to the other clinically active ingredients, mechanisms or devices in the Combination Product, but in no event shall such calculation result in the gross invoice price on which Net Sales are based being less than (i) seventy-five percent (75%) of the gross invoice price of such Combination Product, in the case where the Combination Product is comprised of the Licensed Product and a device, and (ii) fifty percent (50%) of the gross invoice price of such Combination Product, in the case of all other Combination Products.
     A percentage of the deductions set forth in paragraphs (a) through (d) above equal to the ratio of the Net Sales for the Licensed Product to the Net Sales of the entire Combination Product will be applied in calculating Net Sales for a Combination Product.
     1.73 “Non-Bankrupt Party” has the meaning set forth in Section 11.2.4(d).
     1.74 “Party” means Kyowa Hakko and/or Alnylam.
     1.75 “Patent Expenses” has the meaning set forth in Section 10.3.6.
     1.76 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisions) and all foreign equivalents of the foregoing.
     1.77 “Pharmacovigilance Agreement” has the meaning set forth in Section 2.6.2.
     1.78 “Phase I Study” means a clinical study of the Licensed Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as understood by the FDA or other Regulatory Authorities) in the protocol relating to efficacy.
     1.79 “Phase II Study” means (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of the Licensed Product in the patient population or (b) a controlled dose ranging clinical study to evaluate further the efficacy and safety of the Licensed Product in the patient population and to define the optimal dosing regimen.
     1.80 “Phase IIa Study” means a dose exploration or dose response study that may also include evaluation of safety and efficacy of the Licensed Product in the patient population or a controlled dose ranging clinical study to define the optimal dosing regimen.
     1.81 “Phase IIb Study” means a controlled dose ranging clinical study of the Licensed Product to evaluate further the efficacy and safety of the Licensed Product in the patient population and to define the optimal dosing regimen.
     1.82 “Phase III Study” means a controlled pivotal clinical study of the Licensed Product that is prospectively designed to demonstrate statistically whether the Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market the Licensed Product.
     1.83 “Post-Approval Study” means a clinical study of the Licensed Product Initiated in a country after receipt of Regulatory Approval for the Licensed Product in such country.

     1.84 “Product Trademark(s)” means the trademark(s) and service mark(s) for use in connection with the distribution, marketing, promotion and sale of the Licensed Product, and/or accompanying logos, trade dress and/or indicia of origin. Product Trademarks specifically excludes the corporate names and logos of the Parties and their Affiliates.
     1.85 “Promotional Materials” has the meaning set forth in Section 4.5.
     1.86 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Commercialization and Manufacture of the Licensed Product, including the acceptance or non-rejection of INDs and the approval of NDAs.
     1.87 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement and/or pricing of the Licensed Product, including without limitation the FDA, the European Medicines Agency (EMEA), the Japanese Ministry of Health, Labour and Welfare and the Pharmaceuticals and Medical Devices Agency in Japan (PMDA).
     1.88 “Related Party” means a Party’s Affiliates and permitted Sublicensees, which term does not include wholesale distributors of the Party or its Affiliates who purchase the Licensed Product from such Party or its Affiliates in an arm’s length transaction and who have no other obligation, including without limitation a reporting obligation, to such Party or its Affiliates. For purposes of clarity, such wholesale distributors do not include those distributors whose obligations to such Party or Affiliate include responsibility for sales and/or marketing efforts in a country or sharing of costs and expenses with respect to sales and/or marketing on behalf of a Party or its Affiliates, which distributors shall be deemed to be permitted Sublicensees for purposes of this definition.
     1.89 “Replacement Product” has the meaning set forth in Section 2.9.
     1.90 “Replacement Product Notice” has the meaning set forth in Section 2.9.
     1.91 “RNAi Product” means a composition designed to act primarily through an RNA interference mechanism that is not a microRNA, microRNA antagonist or MicroRNA Mimic and which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridizable to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridizable to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin, in either case that inactivates, including inactivation resulting from cleavage, a target mRNA, which encodes a protein product, via a double-stranded RNase, such as those involved in the RNA interference mechanism.
     1.92 “Royalty Term” has the meaning set forth in Section 7.4.2.
     1.93 “RSV” means all strains of the respiratory syncytial virus.
     1.94 “RSV Product” means an RNAi Product directed to RSV.
     1.95 “RSV Target” means RSV; provided that the entire genome of RSV shall be regarded as a single Target.

     1.96 “SPC” has the meaning set forth in Section 10.7.
     1.97 “Sublicensee” means a Third Party to whom a Party grants a sublicense under any Alnylam Technology or Kyowa Hakko Technology, as the case may be, to Develop, Manufacture or Commercialize the Licensed Product in the Field pursuant to Section 6.2 or otherwise grants rights to distribute, promote or sell the Licensed Product.
     1.98 “Successor Product” has the meaning set forth in Section 2.10(a).
     1.99 “Successor Product License” has the meaning set forth in Section 2.10(b).
     1.100 “Successor Product Notice” has the meaning set forth in Section 2.10(a).
     1.101 “Successor Product Option” has the meaning set forth in Section 2.10(a).
     1.102 “Successor Product Option Exercise Date” has the meaning set forth in Section 2.10(b).
     1.103 “Successor Product Option Notice” has the meaning set forth in Section 2.10(b).
     1.104 “Successor Product Option Period” has the meaning set forth in Section 2.10(b).
     1.105 “Target” means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.
     1.106 “Term” has the meaning set forth in Section 11.1.
     1.107 “Territory” means (a) with respect to Alnylam, the Alnylam Territory and (b) with respect to Kyowa Hakko, the Kyowa Hakko Territory.
     1.108 “Third Party” means an entity other than a Party and its Affiliates.
     1.109 “Transfer Price” means, with respect to (a) API Bulk Drug Substance, the Cost of Goods Sold of such API Bulk Drug Substance, plus [**] percent ([**]%) of the Cost of Goods Sold of such API Bulk Drug Substance and (b) Finished Product, the Cost of Goods Sold of such Finished Product, plus [**] percent ([**]%) of the Cost of Goods Sold of such Finished Product.
     1.110 “United States” means the United States of America and its territories, possessions and commonwealths.
     1.111 “Valid Claim” means a claim of: (a) an issued and unexpired Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Patent Rights that has been pending less than seven (7) years from the earliest date on which such patent application claims priority and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.
2. DEVELOPMENT COLLABORATION
     2.1 Overview. The Parties will collaborate in the further Development of the Licensed Product; provided, however, that Kyowa Hakko will be responsible for the Development of the Licensed Product in the Kyowa Hakko Territory and Alnylam will be responsible for the Development of the Licensed Product in the Alnylam Territory.
     2.2 Development Plan. The Development activities to be undertaken with respect to the Licensed Product in the Kyowa Hakko Territory will be set forth in a written workplan and timetable (the “Development Plan”). The initial Development Plan will be developed by Kyowa Hakko for Development activities with respect to the Licensed Product in Japan after consultation with and with guidance from the Regulatory Authorities in Japan and provided promptly thereafter to Alnylam. Kyowa Hakko shall report regularly to the JSC on the status and content of its consultations with the Regulatory Authorities in Japan and will use Commercially Reasonable Efforts to provide Alnylam with an initial Development Plan prior to December 31, 2008. Moreover, upon Alnylam’s request Kyowa Hakko agrees to consult with Alnylam as Alnylam develops a global plan for the Development of the Licensed Product. The Parties will update and modify the Development Plan from time to time, to include, among other things, the results of consultation with the Regulatory Authorities in Japan and Kyowa Hakko’s Development activities with respect to the Licensed Product in each country of the Kyowa Hakko Territory outside of Japan, and at least annually for approval by the JSC pursuant to Section 3.1.4.
     2.3 Development Activities. (a) Kyowa Hakko shall be responsible, at its expense, for all Development activities under the Development Plan that are reasonably necessary for the Regulatory Approval of the Licensed Product in the Kyowa Hakko Territory. Neither Party may conduct Clinical Studies, Post-Approval Studies or other Development activities with respect to the Licensed Product in the Field in the Territory of the other Party without the other Party’s prior written consent, which consent will not be unreasonably withheld or delayed.
     (b) The Parties expect that the Development activities under the initial Development Plan will entail the Development by Kyowa Hakko of the Licensed Product for Regulatory Approval in Japan utilizing data generated by Alnylam and its Related Parties in the pre-clinical and clinical Development of the Licensed Product in the Alnylam Territory and [**]. However, the Parties acknowledge that the Regulatory Authorities in Japan may require Kyowa Hakko to submit data from [**] in order to obtain Regulatory Approval of the Licensed Product in Japan. If (x) the Japanese Regulatory Authorities require Kyowa Hakko to conduct [**] in order to obtain Regulatory Approval of the Licensed Product in Japan and (y) Alnylam intends to conduct [**] of the Licensed Product, to the extent requested by Kyowa Hakko, Alnylam agrees to use its Commercially Reasonable Efforts to conduct such [**], at Alnylam’s expense, in such a manner as to accommodate the requirements for Japanese Regulatory Approval as described to Alnylam by Kyowa Hakko such that Kyowa Hakko is not required to conduct [**], including conducting some portion of [**]; provided, however, that (i)

any such [**] must meet the requirements for Regulatory Approval of the Licensed Product [**] and (ii) [**] shall have final decision-making authority with respect to all aspects of such [**], including whether to include any changes to the [**] to accommodate the requirements of Japanese Regulatory Authorities; and provided, further, however, that in the event that Alnylam includes [**] Japanese sites in such [**], Alnylam will use its Commercially Reasonable Efforts consistent with the [**] to designate Kyowa Hakko as Alnylam’s designee for the conduct of such [**] in Japan and all interactions and correspondence with Japanese Regulatory Authorities as the holder of the IND in Japan. For purposes of clarity, (x) Alnylam will be responsible for all costs associated with such [**], including those costs related to the conduct of such [**] in Japan; provided, however, that Kyowa Hakko shall be responsible for any of its own expenses incurred in connection with Kyowa Hakko serving as Alnylam’s designee in Japan for the conduct of such [**] and all interactions and correspondence with Japanese Regulatory Authorities as the holder of the IND in Japan, and (y) Kyowa Hakko shall be responsible for all other costs associated with [**] conducted by Kyowa Hakko, including [**].
     2.4 Diligence. (a) Kyowa Hakko will use Commercially Reasonable Efforts to (i) Develop the Licensed Product for Regulatory Approval and Commercialization initially in Japan and subsequently in each other country in the Kyowa Hakko Territory and (ii) perform the Development activities under the Development Plan; provided, however, that Kyowa Hakko shall have no obligation to Develop the Licensed Product for Regulatory Approval and Commercialization in any country in the Kyowa Hakko Territory other than Japan prior to Regulatory Approval of the Licensed Product in Japan.
     (b) Alnylam will use Commercially Reasonable Efforts to Develop the Licensed Product for Regulatory Approval in the United States and Great Britain, France, Germany, Italy and Spain.
     2.5 Records and Reports. Each Party will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to the Licensed Product by such Party. Each Party will have the right, during normal business hours and upon reasonable notice, to inspect and copy (or request the other Party to copy) all records of the other Party maintained in connection with the work done and results achieved in the performance of such Development activities, but solely to the extent to which such records relate to the Licensed Product in the inspecting Party’s Territory or to the extent access to such records is necessary for a Party to exercise its rights under this Agreement. All such records, and the information disclosed therein, will be maintained in confidence by the recipient in accordance with Article 8.
     2.6 Regulatory Matters.
     2.6.1 Regulatory Filings and Interactions. Except as otherwise provided in the Development Plan, (a) each Party will own the INDs, the NDAs and related regulatory documents submitted to the applicable Regulatory Authorities in its own Territory with respect to the Licensed Product and (b) each Party will, with respect to its own Territory and the Licensed Product, (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, (iii) be responsible for maintaining all regulatory filings, and (iv) notify the JSC in writing, including a brief description in English of the principle issues raised, of all material communications from Regulatory Authorities within [**] business days, provide the JSC with a summary translation of such material communications in English as soon as reasonably possible but in any event within [**] business days, and provide a full translation of such material communications in English as soon as reasonably possible thereafter. Kyowa Hakko will provide the complete copies of the original correspondence in their native language to Alnylam upon request. Each Party will have the right to reference the other Party’s INDs, the NDAs and other filings with and submissions to Regulatory Authorities with respect to the Licensed Product for the purpose of conducting its Development activities (in the case of Kyowa Hakko, under the Development Plan) and to otherwise obtain Regulatory Approval of the Licensed Product in its own Territory.
     2.6.2 Complaints; Adverse Event Reporting Procedures; Notice of Adverse Events Affecting the Licensed Product. Each Party will maintain a record of any and all complaints it receives with respect to the Licensed Product. Each Party will notify the other Party in reasonable detail of any complaint received by it with respect to the Licensed Product within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which the Licensed Product is being marketed or tested in Clinical Studies and/or Post-Approval Studies. Alnylam will maintain a global adverse event database for the Licensed Product at its own expense. Kyowa Hakko will have access to all data in the global adverse event database. Kyowa Hakko will provide Alnylam with all adverse event information and safety data relating to the Licensed Product in its Control, and Alnylam will provide Kyowa Hakko with all adverse event information and safety data relating to the Licensed Product in its Control through access to the global adverse event database. Each Party will report to the other Party the details around any adverse events and serious adverse events relating to the Licensed Product in its Control within the time periods for such reporting as specified in the Pharmacovigilance Agreement (defined below). Each Party shall be responsible, at its own expense, for submitting adverse event reports with respect to the Licensed Product to the applicable Regulatory Authorities in its own Territory. In addition, each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that are likely to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product in the other Party’s Territory. Within [**] months after the Effective Date, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to the Licensed Product, sufficient to enable each Party to comply with its legal and regulatory obligations.
     2.7 Clinical Data Access and Development Assistance.
     2.7.1 General. During the Term each Party shall provide, and shall have its Related Parties provide to the other Party without additional compensation, any and all Know-How comprised of copies of (a) pre-clinical and clinical safety and efficacy data, (b) protocols and investigator brochures and (c) regulatory filings that are Controlled by such Party and/or its Related Parties and that are necessary or useful for the other Party (or its Related Parties) to perform its obligations or exploit its rights under this Agreement with respect to the Licensed Product. Each Party and its Related Parties shall use such Know-How solely for the purposes of performing its obligations or exploiting its rights under this Agreement with respect to the Licensed Product.
     2.7.2 Personnel. Each Party will make available its employees engaged in Development activities with respect to the Licensed Product upon reasonable notice during normal business hours and at their respective places of employment to consult with the other Party on the progress of the Licensed Product Development, as coordinated through each Party’s Collaboration Manager or such other individual as may be designated by the applicable Party.
     2.8 Third Parties.
     2.8.1 Performance of Activities. The Parties shall be entitled to utilize the services of Third Party contract research and contract manufacturing organizations to perform their respective Development and Manufacturing activities under this Agreement; provided that (a) each Party shall ensure that such Third Party operates in a manner consistent with the terms of this Agreement and (b) each Party shall remain at all times fully liable for its respective responsibilities. Each Party shall ensure that any such Third Party agreement shall include confidentiality and non-use provisions that are no less stringent than those set forth in Article 8 of this Agreement and shall use Commercially Reasonable Efforts to obtain ownership of, and/or a fully sublicenseable license under and to, any Know-How and Patent Rights developed or used by such Third Party in the performance of such agreement.
     2.8.2 Collaborations.
     (a) Kyowa Hakko Collaborations. The Parties agree that it may be necessary or useful for Kyowa Hakko to enter into Third Party collaborations that provide technology, information, data or know-how, patentable or otherwise, that are necessary or useful for Kyowa Hakko to perform its obligations under this Agreement. Such Third Party collaborations shall not conflict with the terms and conditions of this Agreement. In the event that any such Third Party collaborations are contemplated in connection with the Development Plan, the JSC shall review, subject to Third Party confidentiality obligations, such Third Party collaborations in advance of entering into such Third Party collaborations, and Kyowa Hakko shall notify Alnylam in writing of each such Third Party collaboration entered into by Kyowa Hakko. Kyowa Hakko shall use good faith efforts to ensure that, to the extent possible, all such Third Party collaborations shall provide that any and all data and results, discoveries and inventions, whether patentable or not, arising out of the Third Party collaboration may be used by Alnylam and its Related Parties and shall include confidentiality and non-use provisions that are no less stringent than those set forth in Article 8 of this Agreement. In addition, Kyowa Hakko shall use good faith efforts to obtain a right to sublicense to Alnylam and its Related Parties any intellectual property arising out of the Third Party collaboration. For clarity, such Third Party collaboration shall not include contract research or contract manufacturing organizations set forth in Section 2.8.1 or the Sublicensee of the Licensed Product.
     (b) Alnylam Collaborations. Nothing contained in this Agreement will prevent or prohibit Alnylam from entering into collaborations with Third Parties that provide technology, information, data or know-how, patentable or otherwise, that are necessary or useful for Alnylam to Develop,

Manufacture, or Commercialize the Licensed Product, Replacement Products or Successor Products in the Alnylam Territory or otherwise perform its obligations under this Agreement.
     2.9 Replacement Product. Alnylam will promptly notify Kyowa Hakko in writing (a “Replacement Product Notice”) if, at any time during the Term prior to the First Commercial Sale of the Lead Product in the Alnylam Territory, Alnylam terminates the Development of the Lead Product and elects, in its sole discretion, to commence Development of another RSV Product (the “Replacement Product”) in the Alnylam Territory. Effective upon such notice (a) the Development Collaboration shall terminate with respect to the Lead Product, but will continue with respect to the Replacement Product, and the JSC will promptly update the Development Plan accordingly, (b) all references to the Licensed Product in this Agreement will no longer include the Lead Product but will instead include the Replacement Product, and (c) Kyowa Hakko’s license rights with regard to the Lead Product will automatically terminate, unless Alnylam consents in writing to the continuation of such licenses under this Agreement with respect to the Lead Product (which consent shall not be unreasonably withheld or delayed). For clarity, this provision may be applied if Alnylam terminates the Development of a Replacement Product, and commences the Development of a further Replacement Product.
     2.10 Successor Product Option.
     (a) Alnylam will promptly notify Kyowa Hakko in writing (“Successor Product Notice”) if, at any time during the Term after the First Commercial Sale of the Licensed Product in the Kyowa Hakko Territory, Alnylam Initiates the first Phase III Study of an RSV Product other than the Lead Product or the Replacement Product in the Alnylam Territory (the “Successor Product”). If the Successor Product could reasonably be expected to be launched in the Kyowa Hakko Territory prior to the end of the Expiry Period (defined below), then Alnylam hereby grants to Kyowa Hakko an option to obtain an exclusive license under the Alnylam Technology to Develop and Commercialize the Successor Product in the Field in the Kyowa Hakko Territory (the “Successor Product Option”).
     (b) The Successor Product Notice will contain (i) the chemical composition of the Successor Product and (ii) such additional information as Kyowa Hakko may reasonably require in order to evaluate and decide whether to exercise the Successor Product Option. Kyowa Hakko shall have a period of [**] days after the date of the Successor Product Notice (“Successor Product Option Period”) in which to exercise the Successor Product Option by written notice to Alnylam (“Successor Product Option Notice”). Upon Kyowa Hakko giving a Successor Product Option Notice to Alnylam (the “Successor Product Option Exercise Date”), the Parties will enter into a definitive license agreement in accordance with the next sentence for an exclusive license under the Alnylam Technology to Develop and Commercialize the Successor Product in the Field in the Kyowa Hakko Territory (the “Successor Product License”) in good faith for a period not to exceed [**] days (or such other period as the Parties may agree in writing) (“Negotiation Period”). The terms and conditions of such definitive license agreement will be negotiated in good faith by the Parties, but will be substantially similar to the terms of this Agreement, except that such definitive license agreement will not include any terms and conditions relating to any subsequent Successor Product Option, will include the Parties’ agreement to [**] royalties payable under Alnylam In-Licenses of delivery technologies, and the financial terms will be based on the following terms:

(i)	If the Successor Product could reasonably be expected to achieve commercial launch in the Kyowa Hakko Territory within [**] years prior to the later of (x) the expiration of the Term and (y) the expiration of all grants of marketing exclusivity by a Regulatory Authority in the Kyowa Hakko Territory (such [**]year period, the “Expiry Period”), then the financial terms of the Successor Product License will include milestone fees that do not exceed [**] percent ([**]%) of each of the Development and sales milestone fees set forth in Sections 7.2(a) and 7.3 of this Agreement;

(ii)	If the Successor Product could reasonably be expected to achieve commercial launch in the Kyowa Hakko Territory prior to the commencement of the Expiry Period, then [**] upfront, Development or sales milestones shall be payable by Kyowa Hakko to Alnylam; and

(iii)	In any case, Kyowa Hakko shall pay Alnylam Royalties on net sales of such Successor Product in the Kyowa Hakko Territory calculated as set forth in Section 7.4 of this Agreement.
     (c) If Kyowa Hakko does not deliver a Successor Product Option Notice to Alnylam within the Successor Product Option Period, or if despite the good faith efforts of each Party, the Parties fail to execute a definitive agreement for the Successor Product prior to the expiration of the Negotiation Period, then Alnylam shall be free to Develop, Manufacture and Commercialize the Successor Product in the Kyowa Hakko Territory, either on its own or with one or more Third Parties; provided, however, that if the Parties have made a good faith effort but failed to conclude such negotiations within the Negotiation Period and both Parties reasonably believe that such negotiations may be successfully completed within a reasonable amount of additional time, then the Parties may mutually agree to extend the Negotiation Period accordingly; and provided, further, however, that Alnylam will not, without Kyowa Hakko’s prior written consent not to be unreasonably withheld or delayed, either on its own or with one or more Third Parties, launch the Successor Product for commercial sale in the Kyowa Hakko Territory until the commencement of the Expiry Period.
     3. COLLABORATION MANAGEMENT
     3.1 Joint Steering Committee. The Parties hereby establish a committee to facilitate the Collaboration as follows:
     3.1.1 Composition of the Joint Steering Committee. The Collaboration shall be conducted under the direction of a joint steering committee (the “JSC”) comprised of no less than [**] named representatives of Kyowa Hakko and no less than [**] named representatives of Alnylam. Each Party shall appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have at least one JSC representative who is a senior employee (director level or above), and all JSC representatives have appropriate expertise and ongoing familiarity with the Collaboration. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Section 8.1. All proceedings for the JSC shall take place in English. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

     3.1.2 JSC Chairperson. The “JSC Chairperson” shall rotate every twelve (12) months between Alnylam and Kyowa Hakko. The initial JSC Chairperson shall be a representative of Alnylam. The JSC Chairperson’s responsibilities shall include (a) scheduling meetings at least [**] per Calendar Quarter, but more frequently if the JSC determines it necessary; (b) setting agenda for meetings with solicited input from other members; (c) confirming and delivering minutes to the JSC for review and final approval; and (d) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved.
     3.1.3 Meetings. The first JSC meeting shall be held within [**] month of the Effective Date, and the JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**] per Calendar Quarter, with the location for such meetings alternating between Alnylam and Kyowa Hakko facilities (or such other locations as are determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment, but at least two meetings per year shall be conducted in person.
     3.1.4 JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Collaboration:
     (a) providing updates regarding the Development of the Licensed Product in the Alnylam Territory;
     (b) monitoring, planning and coordinating the Development of the Licensed Product in the Kyowa Hakko Territory;
     (c) reviewing (i) an annual update to the Development Plan no later than [**] of each Calendar Year, and (ii) any modifications to the Development Plan within [**] days of each submission to the JSC;
     (d) regularly assessing the progress of Kyowa Hakko in its conduct of the Development Plan against the timelines contained therein, reviewing relevant data, and considering issues of priority;
     (e) reviewing proposed Third Party collaborations in accordance with Section 2.8.2(a); and
     (f) performing such other activities as the Parties agree in writing shall be the responsibility of the JSC.
For purposes of clarity, the JSC shall not have the authority to modify the terms of this Agreement.
     3.2 Appointment of Subcommittees, Project Teams and Collaboration Managers. The JSC shall be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary. Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement. Each Party shall also designate a “Collaboration Manager.” The Collaboration Managers will be responsible for the day-to-day coordination of the Collaboration and will serve to facilitate communication between the Parties. Each Party may change its designated Collaboration Manager from time to time upon written notice to the other Party.

     3.3 Reports and Minutes. Each Party shall prepare and deliver to the JSC, by no later than each [**] (for the period ending December 31 of the prior Calendar Year), written reports summarizing such Party’s Development activities for the Licensed Product performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable). In addition, Alnylam shall provide Kyowa Hakko with prompt written notice of the achievement by Alnylam of any milestone event set forth in Section 7.2. Each Party will provide the members of the JSC with written copies of all materials they intend to present at a JSC meeting. The JSC may also request at any time specific data or information related to Collaboration activities or that a written report be prepared in advance of any meeting summarizing certain material data and information arising out of the conduct of the Collaboration activities and the Party or appropriate committee to whom such request is made shall promptly provide to the other Party or JSC such report, data or information. A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.
     3.4 Decision-Making. The JSC shall attempt to resolve any and all disputes relating to the Collaboration by consensus. If the JSC is unable to reach a consensus with respect to a dispute, then the dispute shall be submitted to escalating levels of Alnylam and Kyowa Hakko senior management for review. If such dispute cannot be resolved despite escalation, then the Chief Executive Officers of Alnylam and Kyowa Hakko shall attempt to resolve such dispute. In the event that the Chief Executive Officers cannot reach an agreement regarding such dispute within [**] days after submission to them for resolution, then:
     (a) if the dispute is one over which the JSC has authority pursuant to Section 3.1, then Kyowa Hakko shall have the final decision-making authority; provided, however, that Kyowa Hakko (x) has no final decision-making authority over the Development or Commercialization of the Licensed Product in the Alnylam Territory or the Manufacture of the Licensed Product by Alnylam, (y) may not conduct, sponsor, fund or otherwise support a Clinical Study or Post-Approval Study of the Licensed Product that would materially and adversely affect the Development or Commercialization of the Licensed Product in the Alnylam Territory, without Alnylam’s prior written consent; provided however, that Alnylam will consider in good faith any Clinical Study design required by the Regulatory Authority in order to obtain Regulatory Approval in Japan and will work diligently with Kyowa Hakko to identify Clinical Study designs which meet such requirements in a way that does not materially and adversely affect the Development and Commercialization of the Licensed Product in the Alnylam Territory, and (z) may not exercise its final decision-making authority (A) to require Alnylam to use other than Commercially Reasonable Efforts to perform its obligations under the Collaboration, (B) to require Alnylam to perform any activities for which it is not responsible under this Agreement, (C) to require Alnylam to take or fail to take any action that would violate any applicable law, rule or regulation or any agreement with any Third Party or infringe the intellectual property rights of Third Parties, (D) over any [**] conducted by Alnylam, or (E) to expand or narrow the responsibilities of the JSC; and
     (b) with respect to all other disputes between the Parties, the dispute resolution provisions of Section 12.11 shall apply.
     3.5 Voting. With respect to decisions of the JSC, the representatives of each Party shall have collectively one vote on behalf of such Party. For each meeting of the JSC, at least [**]

representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.
     3.6 Dissolution of JSC. The JSC shall be dissolved upon the First Commercial Sale of the Licensed Product in the Kyowa Hakko Territory; provided, that after the [**] anniversary of the Effective Date Alnylam shall have the right, but shall not be obligated, to participate in the JSC.
     4. COMMERCIALIZATION OF THE LICENSED PRODUCT
     4.1 Responsibility and Diligence. Kyowa Hakko shall be solely responsible, at its expense, for all Commercialization activities relating to the Licensed Product in the Field in the Kyowa Hakko Territory. Kyowa Hakko shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in each country of the Territory.
     4.2 Joint Commercialization Team. Commencing with the initiation of the first Phase III Study of the Licensed Product, the Parties will establish a joint commercialization team (“JCT”) to coordinate the global Commercialization of the Licensed Product. The provisions of Sections 3.1.1, 3.1.2 and 3.1.3 relating to the operation of the JSC shall also apply to the JCT; provided, however, that Alnylam shall have the right, but not the obligation, to participate in the JCT. The responsibilities of the JCT include:
     (a) providing updates regarding the Commercialization of the Licensed Product in the Alnylam Territory;
     (b) reviewing and commenting on the Commercialization Plan and all updates to the Commercialization Plan;
     (c) reviewing and commenting on marketing and promotional materials in the Kyowa Hakko Territory; and
     (d) performing such other activities as the Parties agree in writing shall be in the responsibility of the JCT.
For purposes of clarity, the JCT shall not have the authority to modify the terms of this Agreement.
     4.3 Regulatory Approvals. Except as may be required for Alnylam to perform its obligations under this Agreement, Kyowa Hakko (or its Related Parties) shall be the holder of all Regulatory Approvals (including IND and NDA submissions) for the Licensed Product in the Kyowa Hakko Territory; and with respect to the Licensed Product in the Kyowa Hakko Territory, Kyowa Hakko shall (a) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (b) be responsible for interfacing, corresponding and meeting with each Regulatory Authority and (c) be responsible for maintaining all regulatory filings.
     4.4 Commercialization Plan. Commencing with the initiation of the first Phase III Study of the Licensed Product, Kyowa Hakko shall prepare and deliver to the JCT, (a) by no later than each [**], a written plan that describes in detail the Commercialization activities to be undertaken with respect to the Licensed Product in the Kyowa Hakko Territory in the next Calendar Year and the dates by which such activities are targeted to be accomplished (each, a “Commercialization Plan”); and (b) by no later than each [**], a Commercialization Plan for the next Calendar Year.
     4.5 Advertising and Promotional Materials. Kyowa Hakko will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to the Licensed Product (“Promotional Materials”) for use in the Kyowa Hakko Territory. All such Promotional Materials will be compliant with all applicable laws, rules and regulations, and consistent with the Commercialization Plan for the Kyowa Hakko Territory. Kyowa Hakko will submit the core Promotional Materials developed by it for use in the Kyowa Hakko Territory to the JCT for review and comment prior to use, and Kyowa Hakko shall consider in good faith any comments Alnylam may have with respect to such Promotional Materials. Upon Alnylam’s reasonable request, copies or summaries of the core Promotional Materials submitted by Kyowa Hakko to the JCT shall be translated into English.
     4.6 Reporting Obligations. Kyowa Hakko shall prepare and deliver to the JCT, by no later than each [**] (for the period ending December 31 of the prior Calendar Year), written reports summarizing Kyowa Hakko’s Commercialization activities for the Licensed Product performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable). In addition, Kyowa Hakko shall provide Alnylam with written notice of (a) all filings and submissions for Regulatory Approval regarding the Licensed Product in the Kyowa Hakko Territory in a timely manner; (b) all Regulatory Approvals obtained or denied, the filing of any IND for the Licensed Product, the First Commercial Sale of the Licensed Product in each country of the Kyowa Hakko Territory and the achievement by Kyowa Hakko of any milestone event set forth in Section 7.2 or 7.3, within [**] days of such event; provided, however, that in all circumstances, Kyowa Hakko shall inform Alnylam of such event prior to public disclosure of such event by Kyowa Hakko. Moreover, subject to the provisions of Section 6.4, Kyowa Hakko shall prepare and deliver to Alnylam any additional reports required under the Alnylam In-Licenses, in each case sufficiently in advance to enable Alnylam to comply with its obligations under the Alnylam In-Licenses. Kyowa Hakko shall also provide such other information to the JCT as Alnylam may reasonably request and shall keep the JCT reasonably informed of Kyowa Hakko’s Commercialization activities with respect to the Licensed Product.
     4.7 Sales and Distribution. Each Party and its Related Parties shall be responsible for booking sales and shall warehouse and distribute the Licensed Product in its own Territory. If a Party receives any orders for the Product in the other Party’s Territory, it shall refer such orders to the other Party. Moreover, each Party and its Related Parties shall be solely responsible for handling all returns of the Product, as well as all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables, in it own Territory. With respect to the Licensed Product, Kyowa Hakko may use the services of a Third Party wholesaler of pharmaceutical products in Japan within its reasonable discretion, and any other Third Party distributor in any country of the Kyowa Hakko Territory, only with the prior written consent of Alnylam, which consent will not be unreasonably withheld or delayed. For purposes of clarity, Kyowa Hakko may distribute in countries in the Kyowa Hakko Territory other than Japan through Affiliates or Sublicensees of Kyowa Hakko without requiring the consent of Alnylam.

     4.8 Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Licensed Product in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in its own Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within [**] hours advise the other Party thereof by telephone or facsimile. Each Party, in consultation with the other Party, shall decide whether to conduct a recall in its own Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice but shall notify the other Party as soon as possible). Each Party shall bear the expense of any such recall in its own Territory. Each Party will make available all of its pertinent records that may be reasonably requested in order to effecting a recall in the other Party’s Territory.
     4.9 Export Monitoring. Each Party and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent exports of the Licensed Product from its own Territory to the other Party’s Territory using methods commonly used in the industry for such purpose, and shall promptly inform the other Party of any such exports of the Licensed Product from its own Territory, and the actions taken to prevent such exports. Each Party agrees to take any actions reasonably requested in writing by the other Party that are consistent with applicable law and regulation to prevent exports of the Licensed Product from its own Territory.
     5. MANUFACTURE AND SUPPLY OF THE LICENSED PRODUCT
     5.1 API Bulk Drug Substance. Alnylam will use Commercially Reasonable Efforts to Manufacture in accordance with cGMP and supply to Kyowa Hakko API Bulk Drug Substance identical to the API Bulk Drug Substance Manufactured by Alnylam for use in the Alnylam Territory, in quantities that are reasonably sufficient for the conduct of Development activities by Kyowa Hakko under the Development Plan. Kyowa Hakko shall pay Alnylam the Transfer Price for API Bulk Drug Substance supplied by Alnylam to Kyowa Hakko pursuant to this Section 5.1 within [**] days after receipt of an invoice therefore. Upon [**] months prior written notice to Alnylam, and subject to any binding orders for API Bulk Drug Substance made by Kyowa Hakko under the Supply Agreement, Kyowa Hakko may Manufacture and supply quantities of API Bulk Drug Substance for its own Development activities in the Kyowa Hakko Territory. Upon receipt of such notice, Alnylam’s obligation to supply API Bulk Drug Substance to Kyowa Hakko under this Article 5 shall cease (subject to any binding orders for API Bulk Drug Substance made by Kyowa Hakko under the Supply Agreement). Kyowa Hakko will be responsible for Manufacturing and supplying API Bulk Drug Substance for Commercial sale in the Kyowa Hakko Territory.
     5.2 Finished Product. (a) During the Term, Alnylam will use Commercially Reasonable Efforts to Manufacture in accordance with cGMP and supply to Kyowa Hakko reasonable quantities of Finished Product, in quantities that are reasonably sufficient for the conduct of Development activities by Kyowa Hakko under the Development Plan; provided, however, that the foregoing supply obligation will apply only if the Finished Product for the Kyowa Hakko Territory is [**] to the Finished Product Manufactured by Alnylam and its Related Parties in the Alnylam Territory (i.e., [**]). If the Finished Product for the Kyowa Hakko Territory is [**] to the Finished Product Manufactured by Alnylam and its Related Parties in the Alnylam Territory, then unless Alnylam agrees in writing to supply such Finished Product, Kyowa Hakko will be responsible for

Manufacturing and supplying Finished Product for such purposes in the Kyowa Hakko Territory; provided, that Alnylam will provide API Bulk Drug Substance in accordance with Section 5.1 hereof. Upon [**] months prior written notice to Alnylam, and subject to any binding orders for Finished Product made by Kyowa Hakko under the Supply Agreement, Kyowa Hakko may Manufacture and supply quantities of Finished Product for its own Development activities in the Kyowa Hakko Territory. Moreover, Kyowa Hakko will be responsible for Manufacturing and supplying Finished Product for Commercial sale in the Kyowa Hakko Territory and for the final labeling and packaging of all Finished Product used for Development or Commercialization in the Kyowa Hakko Territory.
     (b) Alnylam will supply Finished Product to Kyowa Hakko at the Transfer Price for such Finished Product. To the extent not included in Cost of Goods Sold, Kyowa Hakko will reimburse Alnylam for its internal and out-of-pocket expenses additionally incurred in connection with the Manufacture of API Bulk Drug Substance and/or Finished Product specifically for the Kyowa Hakko Territory, including without limitation, process development, process validation, process improvement, formulation development, product characterization, manufacturing scale-up and recovery costs, the development of SOPs and QA/QC methods and procedures, the production of qualification lots, all additional costs incurred in obtaining and maintaining approval for the Manufacture of such API Bulk Drug Substance and/or Finished Product specifically for the Kyowa Hakko Territory, and the costs of preparing, submitting, reviewing and developing data and information for the purpose of a drug master file or for submission to a Regulatory Authority to obtain or retain such approvals in the Kyowa Hakko Territory.
     5.3 Supply Agreement; Manufacturing Technology Transfer. (a) Within [**] months after the Effective Date, the Parties will negotiate in good faith and enter into a supply agreement pursuant to which Alnylam will, subject to the terms of Section 5.2, initially supply API Bulk Drug Substance and/or Finished Product to Kyowa Hakko (the “Supply Agreement”). The Supply Agreement will include the terms set forth in Schedule 5.3.
     (b) Until First Commercial Sale of the Licensed Product in the Kyowa Hakko Territory, upon receipt of Kyowa Hakko’s written notice described in Sections 5.1 or 5.2(a), Alnylam shall provide Kyowa Hakko promptly with Alnylam Know-How for the Manufacture of the API Bulk Drug Substance and/or Finished Product, as the case may be, and shall make available its personnel on a reasonable basis to consult with Kyowa Hakko with respect thereto, all at Kyowa Hakko’s expense (calculated on a reasonable full-time equivalent personnel and out-of-pocket expenses basis). In such a case, the Parties will negotiate in good faith and enter into a technical transfer agreement setting forth the scope of the technical Know-How transfer and the expense reimbursement agreed between the Parties.
     6. LICENSES
     6.1 License Grants.

     6.1.1 Development and Commercialization License. Subject to the terms and conditions of this Agreement, Alnylam hereby grants Kyowa Hakko and its Affiliates a license under and to Alnylam Technology to Develop and Commercialize the Licensed Product in the Field in the Kyowa Hakko Territory. Such license is exclusive and royalty-bearing for the Royalty Term of the Licensed Product in each country in the Kyowa Hakko Territory as set forth in Section 7.4.2, and shall thereafter be a non-exclusive, fully-paid license to Develop, Manufacture and Commercialize the Licensed Product in the Field in such country. Such license shall include the right for Kyowa Hakko and its Affiliates to grant sublicenses and licenses as provided in Section 6.2 below.
     6.1.2 [Intentionally Omitted]
     6.1.3 Manufacturing License. Subject to the terms and conditions of this Agreement, only as permitted and solely for the purposes set forth in Article 5, (a) Alnylam hereby grants Kyowa Hakko and its Affiliates a non-exclusive license under Alnylam Technology solely for the purpose of Manufacturing the Licensed Product for the Kyowa Hakko Territory and (b) Kyowa Hakko hereby grants Alnylam and its Affiliates a non-exclusive license under Kyowa Hakko Technology to Manufacture the Licensed Product. Such license shall include the right to grant sublicenses and licenses as provided in Section 6.2 below.
     6.1.4 Kyowa Hakko Technology License. Kyowa Hakko hereby grants Alnylam and its Affiliates a non-exclusive, royalty-free license, with the right to grant sublicenses, under any Kyowa Hakko Technology that is produced, generated, conceived and/or reduced to practice as a result of, or otherwise used in, the Development, Manufacturing or Commercialization activities of Kyowa Hakko and its Related Parties under this Agreement, to Develop, Manufacture and/or Commercialize RSV Products. Alnylam’s and its Affiliates’ practice of the foregoing licenses will be subject to the exclusive license grants to Kyowa Hakko under Section 6.1.1 (i.e., Alnylam may not practice such license in the Kyowa Hakko Territory) and the terms of Sections 2.10 and 6.2.3.
     6.2 Affiliates; Sublicenses; Licenses of Joint Collaboration IP.
     6.2.1 Affiliates. The license grants to each Party’s Affiliates in Section 6.1 shall apply, and each Party is entitled to grant licenses of its rights under any Joint Collaboration IP, to an entity that is an Affiliate only for so long as such entity remains an Affiliate of such Party and complies in all respects with the obligations of such Party and its Affiliates under this Agreement. Each Party hereby guarantees the full payment and performance of its Affiliates under this Agreement.
     6.2.2 Development and Commercialization License. Subject to the terms of Sections 9.4.1 and 6.2.5, with Alnylam’s prior written consent, not to be unreasonably withheld or delayed, Kyowa Hakko and its Affiliates are entitled to grant sublicenses of their rights under this Agreement (and licenses under any Joint Collaboration IP) to Third Parties to Develop and Commercialize the Licensed Product in the Field in the Kyowa Hakko Territory.
     6.2.3 Kyowa Hakko Technology License. Alnylam and its Affiliates are entitled to grant sublicenses of their rights under Section 6.1.4 to Third Parties in the Alnylam Territory; provided, however, that if Alnylam or its Affiliate grants a sublicense of its rights under Section 6.1.4 to a Third Party to Develop, Manufacture or Commercialize the Licensed Product in the Alnylam Territory, Alnylam (or its Affiliate) shall negotiate in good faith with such Third Party to obtain a non-exclusive, royalty-free license, with the right to grant sublicenses, under such Third Party’s intellectual property that is produced, generated, conceived and/or reduced to practice as a result of, or otherwise used in, the Development, Manufacturing or Commercialization activities of such Third Party and its affiliates and sublicensees, to Develop, Manufacture and/or Commercialize RSV Products.
     6.2.4 Manufacturing Sublicenses. Subject to the terms of Section 6.2.5, (a) Alnylam and its Affiliates are entitled to grant sublicenses of their rights under Section 6.1.3 (and licenses under any Joint Collaboration IP) to Third Parties to Manufacture the Licensed Product and (b) with Alnylam’s prior written consent, not to be unreasonably withheld or delayed, Kyowa Hakko and its Affiliates are entitled to grant sublicenses of their rights under Section 6.1.3 (and licenses under any Joint Collaboration IP) to Third Parties to Manufacture the Licensed Product.
     6.2.5 Sublicensing Terms. Each sublicense granted by a Party pursuant to this Section 6.2 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Kyowa Hakko shall promptly provide Alnylam with a copy of the fully executed sublicense agreement with any Sublicensee of Commercialization rights, and such sublicense agreement shall contain the following provisions: (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required under this Agreement; (b) the audit requirement set forth in Section 7.5; (c) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article 8 with respect to both Parties’ Confidential Information; and (d) subject to the terms of Section 6.4, any other provisions required under any Alnylam In-License. In the event a granting Party becomes aware of a material breach of any sublicense by a Sublicensee, the granting Party shall promptly notify the other Party of the particulars of same and use Commercially Reasonable Efforts to enforce the terms of such sublicense.
     6.2.6 Liability. Each Party shall at all times be responsible for the performance of its Sublicensees under this Agreement.
     6.3 Joint Collaboration IP. Subject to the rights granted each Party under this Agreement and the obligations of Kyowa Hakko set forth in Section 9.4.1 and the obligations of Alnylam set forth in Section 2.10, each Party shall have the right to use, sell, keep, license, sublicense or assign its interest in Joint Collaboration IP and otherwise undertake all activities a sole owner might undertake with respect to such Joint Collaboration IP without the consent of and without accounting to the other Party.
     6.4 In-Licenses. All licenses and other rights granted to Kyowa Hakko under this Article 6 are subject to the rights and obligations of Alnylam under the Alnylam In-Licenses. All licenses and other rights granted to Alnylam under this Article 6 are subject to the rights and obligations of Kyowa Hakko under the Kyowa Hakko In-Licenses. Each Party shall comply with all applicable terms and conditions of the In-Licenses, and shall perform and take such actions as may be required to allow the Party that is party to such In-License to comply with its obligations thereunder, including but not limited to, obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Each Party agrees to provide the other Party with copies of any In-Licenses of such Party. Confidential Information of the providing Party or its counterparty may be redacted from such copies, except to the extent that such information is required in order to enable the other Party to comply with its obligations to the providing Party under this Agreement with respect to such In-License or in order to enable the other Party to ascertain compliance by the providing Party with the provisions of this Agreement. In order to facilitate Kyowa Hakko’s compliance with this Section 6.4, (a) Alnylam has, in good faith, created summaries of the terms of the Existing Alnylam In-Licenses listed on Schedule 1.36A and the agreements listed on Schedule 1.36B in effect on the Effective Date that Alnylam considers material to Kyowa Hakko, which summaries are attached to this Agreement as Schedule 6.4A and 6.4B, respectively, and (b) Alnylam will provide Kyowa Hakko with reasonable notice in advance of any action or information required of Kyowa Hakko in respect of the Alnylam In-Licenses, including a description regarding Alnylam’s interpretation of such requirements; and Kyowa Hakko will perform such actions and provide such information in accordance with such requirements as interpreted by Alnylam.
     6.5 Licenses of Necessary Third Party IP. Kyowa Hakko shall be responsible for obtaining licenses of any Necessary Third Party IP that it does not Control, and shall notify Alnylam in writing and subject to the terms of Section 6.4, provide Alnylam with a copy of any Kyowa Hakko In-License of Necessary Third Party IP entered into by Kyowa Hakko after the Effective Date.
     6.6 No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.
     7. CERTAIN FINANCIAL TERMS
     7.1 Upfront Fee. In consideration for the rights, licenses and options granted by Alnylam to Kyowa Hakko under this Agreement, within fifteen (15) days after the Effective Date, Kyowa Hakko shall pay Alnylam a non-refundable, non-creditable initial payment of Fifteen Million Dollars ($15,000,000).
     7.2 Development Milestone Fees. (a) Kyowa Hakko shall make the non-refundable, non-creditable milestone payments to Alnylam set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved with respect to the Licensed Product; provided, however, that such schedule shall not apply in the event the criteria set forth in Section 7.2(b) are satisfied, in which case milestone fees shall be paid in accordance with Section 7.2(b).

Milestone Event	Milestone Payment
[**]	$ [**]
[**]	$[**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]

Milestone Event	Milestone Payment
[**]	$[**]
[**]	$[**]
     (b) If (i) Kyowa Hakko is required by the Japanese Regulatory Authorities to conduct [**] in Japan in order to obtain Regulatory Approval of the Licensed Product in Japan, (ii) a [**] meeting the requirements set forth in this Agreement is not feasible, and (iii) Kyowa Hakko’s reasonable [**] expenses actually incurred with respect to such Clinical Studies, [**] (collectively, “Clinical Study Expenses”) exceed $[**], then the following milestone schedule shall apply:

Milestone
Milestone Event	Payment
[**]	$ [**]
[**]	$[**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**].
     (c) Each milestone payment by Kyowa Hakko to Alnylam hereunder shall be payable only once, regardless of the number of times achieved with respect to the Licensed Product. For clarity, Kyowa Hakko shall not be obligated to make any payments with respect to milestones achieved by the Replacement Product for which Kyowa Hakko has already made a milestone payment with respect to the Lead Product. If any of the foregoing milestones are not achieved, but a subsequent milestone is achieved, then the milestone payment for the milestone(s) not achieved shall be due and payable to Alnylam concurrently with the milestone payment for the milestone that has been achieved. For example, under the milestone schedule set forth in Section 7.2(a), if Kyowa Hakko [**], then Kyowa Hakko will owe Alnylam an aggregate milestone payment of $[**].

     7.3 Sales Milestone Fees. Kyowa Hakko shall make the non-refundable, non-creditable milestone payments to Alnylam set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved with respect to the Licensed Product.

Aggregate Calendar Year Net Sales of the Licensed Product in the Kyowa	Milestone
Hakko Territory exceeds (in U.S. Dollars):	Payment
$[**]	$ [**]
$[**]	$ [**]
$[**]	$[**]
With respect to the foregoing Sales Milestones, payment shall be made only once for each milestone regardless of the number of times cumulative Net Sales for the Licensed Product in the Kyowa Hakko Territory reach a particular dollar threshold. If Kyowa Hakko achieves a higher Net Sales milestone in a Calendar Year without having first achieved a lower Net Sales milestone in any previous Calendar Year, then the milestone payment(s) for the lower Net Sales milestone(s) shall be due and payable to Alnylam concurrently with the milestone payment for the higher Net Sales milestone that has been achieved. For example, if aggregate Net Sales of the Licensed Product in the Kyowa Hakko Territory are $[**] in the first Calendar Year, and then $[**] in the next Calendar Year, then Kyowa Hakko will owe Alnylam a milestone payment of $[**] with respect to the second calendar year [**].
     7.4 Royalties.
     7.4.1 Royalties Payable on the Licensed Product. Subject to the terms and conditions of this Agreement, Kyowa Hakko shall pay to Alnylam royalties on aggregate Net Sales by Kyowa Hakko and its Related Parties of the Licensed Product, as follows:

Royalty
Aggregate Calendar Year	(as a percentage of Net
Net Sales in the Kyowa Hakko Territory	Sales)
$[**]	[**]%
$[**]	[**]%
$[**]	[**]%
Greater than $[**]	[**]%
     Royalties on aggregate Net Sales shall be paid at the rate applicable to the portion of such aggregate Net Sales within each of the Net Sales levels above during such Calendar Year.
     7.4.2 Royalty Term. Royalties on Net Sales of the Licensed Product at the rates set forth in Section 7.4.1 shall continue to be payable on a country-by-country basis, until the later of (a) the expiration of the last Valid Claim of the Alnylam Patent Rights Covering the Manufacture of the Licensed Product in the country of Manufacture or sale, or the Commercialization of the Licensed Product in the country of sale, and (b) the tenth (10th) anniversary of the First Commercial Sale in the country of sale (each such period, a “Royalty Term”). Only one royalty shall be due with respect to the same unit of Licensed Product, and no royalties shall be due upon the sale or other transfer among Kyowa Hakko or its Related Parties, but in such cases the royalty shall be due and calculated upon Kyowa Hakko’s or its Related Party’s Net Sales to the first independent Third Party.
     7.4.3 Necessary Third Party IP. Alnylam shall bear (a) one hundred percent (100%) of any royalties, any upfront fees, milestones or other payments under the Existing Alnylam In-Licenses, and (b) [**] percent ([**]%) of any royalties, any upfront fees, milestones or other payments under any Alnylam In-Licenses other than the Existing Alnylam In-Licenses, that are reasonably allocable to Necessary Third Party IP used by Kyowa Hakko in the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Kyowa Hakko Territory. Subject to Kyowa Hakko’s right to offset payments of royalties, upfront fees and milestone payments pursuant to Section 7.4.4(a), Kyowa Hakko shall bear (i) one hundred percent (100%) of any royalties, upfront fees, milestones or other payments under the Kyowa Hakko In-Licenses, and (ii) [**] percent ([**]%) of any royalties, upfront fees, milestones or other payments under any Alnylam In-Licenses other than the Existing Alnylam In-Licenses, that are reasonably allocable to Necessary Third Party IP used by Kyowa Hakko in the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Kyowa Hakko Territory.
     7.4.4 Royalty Adjustments.
     (a) Necessary Third Party IP. Subject to Section 7.4.4(e), the aggregate royalties payable to Alnylam pursuant to Section 7.4.1 in any period will be reduced by [**] percent ([**]%) of the amount paid by Kyowa Hakko in royalties and upfront fees and milestone payments in such period under all Kyowa Hakko In-Licenses of Necessary Third Party IP that are reasonably allocable to the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Kyowa Hakko Territory.
     (b) No Alnylam Patent Rights. Subject to Section 7.4.4(e), in the event that there is no Valid Claim of an Alnylam Patent Right in a country of the Kyowa Hakko Territory on the date of the First Commercial Sale of the Licensed Product in such country, then in each Calendar Quarter in which there is no Valid Claim of an Alnylam Patent Right in such country, the royalties payable to Alnylam in respect of the Licensed Product in such country shall be reduced to [**] percent ([**]%) of the royalties that would otherwise be payable to Alnylam in such Calendar Quarter with respect to the Licensed Product in such country pursuant to Section 7.4.1. For clarity, the royalty adjustment in this Section 7.4.4(b) shall not apply to any country of the Kyowa Hakko Territory in which there is a Valid Claim of an Alnylam Patent Right on the date of the First Commercial Sale of the Licensed Product in such country.
     (c) Generic Products. Subject to Section 7.4.4(e), in the event that there is a Valid Claim of an Alnylam Patent Right in a country of the Kyowa Hakko Territory on the date of the First Commercial Sale of the Licensed Product in such country, and if, in any Calendar Quarter after [**] Generic Products (defined below) is launched in such country of the Kyowa Hakko Territory the market share of all Generic Product(s) in such country is equal to or greater than [**] percent ([**]%) of the amount of aggregate sales of the Licensed Product and all Generic Product(s) in such country, then the royalties payable by Kyowa Hakko to Alnylam in respect of the Licensed Product in such country shall be reduced in such Calendar Quarter to [**] percent ([**]%) of the royalties that would otherwise be payable to Alnylam in such Calendar Quarter with respect to the Licensed Product in such country pursuant to Section 7.4.1. For clarity, the royalty adjustment in this Section 7.4.4(c) shall not apply to any country of the Kyowa Hakko Territory in which there is no Valid Claim of an Alnylam Patent Right on the date of the First Commercial Sale of the Licensed Product in such country. “Generic Product” means any pharmaceutical product that contains an active pharmaceutical ingredient with the exact generic name of the active pharmaceutical ingredient in the Licensed Product.
     (d) Certain Infringement Claims. Subject to Section 7.4.4(e), the aggregate royalties payable to Alnylam pursuant to Section 7.4.1 in any period will be reduced by [**] percent ([**]%) of the amount of Losses paid by Kyowa Hakko to Third Parties arising directly out of Third Party Infringement Claims based solely on the use of Alnylam Know-How or Alnylam Patent Rights in the Development or Commercialization of the Licensed Product in, or Manufacture of Licensed Product for, the Kyowa Hakko Territory and in the Field.
     (e) Cumulative Adjustments. Notwithstanding anything to the contrary herein, under no circumstances will aggregate royalties due to Alnylam with respect to the Licensed Product in any country of the Kyowa Hakko Territory in any period be reduced to an amount less than the greater of (i) [**] percent ([**]%) of the royalties otherwise payable by Kyowa Hakko to Alnylam under Section 7.4.1 in such period with respect to such country and (ii) the aggregate amount of any royalties payable under the Alnylam In-Licenses that are reasonably allocable to the Commercialization or Manufacture of the Licensed Product in such country in such period (where such royalties are calculated by adding [**] to the sum of the applicable royalty rate(s) in the applicable Alnylam In-Licenses).
     7.4.5 Blended Royalty Rates. The Parties acknowledge and agree that the Patent Rights and Know-How licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to the sales of the Licensed Product, which rates could be applied separately to the Licensed Product involving the exercise of such Patent Rights and/or the incorporation of such Know-How, and that, if such royalties were calculated separately, royalties relating to Patent Rights and royalties relating to Know-How would last for different terms. Notwithstanding the foregoing, the Parties have determined, for reasons of convenience, that blended royalty rates for the Patent Rights and the Know-How licensed hereunder, as set forth above, will apply during a single royalty term.
     7.4.6 Reports; Payment of Royalty. During the Term, commencing upon the First Commercial Sale of the Licensed Product in the Kyowa Hakko Territory, Kyowa Hakko shall furnish to Alnylam (a) a written report within [**] days of after the end of each Calendar Quarter showing the estimated quantity of the Licensed Product sold in each country (as measured in grams of active pharmaceutical ingredient or saleable units of product, as the Parties may agree) and the Net Sales of the Licensed Product in each country (and any other detail reasonably available through Kyowa Hakko’s internal sales reporting system) for the previous month, in each case on an unaudited basis; and (b) a quarterly written report showing the quantity of the Licensed Product sold in each country (as measured in grams of active pharmaceutical ingredient or saleable units of product, as the Parties may agree), the gross sales of the Licensed Product in each country, and as applicable, itemized deductions for the Licensed Product for each country included in the calculation of Net Sales, the Net Sales in each country of the Licensed Product during the reporting period, royalties, upfront fees, milestones or other payments payable to Third Parties under all Kyowa Hakko In-Licenses of Necessary Third Party IP that are reasonably allocable to the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Kyowa Hakko Territory, the launch of any Generic Product in each country of the Kyowa Hakko Territory, the market share of all Generic Products in each country of the Kyowa Hakko Territory as a percentage of the aggregate market share of the Licensed Product and all Generic Products in such country, and the royalties payable under this Agreement. Quarterly reports shall be due no later than the [**] day following the end of each Calendar Quarter. In addition, subject to the provisions of Section 6.4, Kyowa Hakko shall prepare and deliver to Alnylam any additional reports as required under the Alnylam In-Licenses. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Kyowa Hakko and its Related Parties shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder and by Alnylam to Third Parties under the Alnylam In-Licenses to be determined.
     7.5 Audits.
     7.5.1 Upon the written request of a Party and not more than [**] in each Calendar Year, the other Party and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by the requesting Party and reasonably acceptable to the other Party, at the requesting Party’s expense except as set forth below, to have access during normal business hours to such of the records of the other Party as may be reasonably necessary to verify the accuracy of the royalty and other reports hereunder for any year ending not more than [**] years prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under Sections 2.6, 10.3.6, 10.9 and Articles 5 and 7.
     7.5.2 If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy, together with late-payment interest calculated at the rate of [**] percent ([**]%) per month, within [**] business days of the date the requesting Party delivers to the other Party such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing. Such written report shall be binding upon the Parties. The fees charged by such accounting firm shall be paid by the requesting Party, unless such discrepancy represents an underpayment by the other Party of at least the lesser of [**] U.S. dollars ($[**]) or [**] percent ([**]%) of the total amounts due hereunder in a Calendar Year, in which case such fees shall be paid by the other Party.
     7.5.3 Subject to the provisions of Section 6.4, Kyowa Hakko shall comply with all applicable audit requirements in the Alnylam In-Licenses and shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Alnylam, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Alnylam’s independent accountant to the same extent required of Kyowa Hakko under this Agreement.
     7.5.4 Unless an audit for such year has been commenced upon the expiration of [**] years following the end of any year, the calculation of royalties, expense reimbursement and other payments payable with respect to such year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such royalties or expense reimbursement for such year.
     7.5.5 Each Party shall treat all financial information subject to review under this Section 7.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
     7.6 Payment Exchange Rate. All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time. In the case of Net Sales made or expenses incurred by Kyowa Hakko and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be made at the rate of exchange utilized by such party in its worldwide accounting system and calculated in accordance with generally accepted accounting principles in the United States consistently applied, prevailing on the last day of each Calendar Quarter for royalty payments, and the third to the last business day of the month preceding the month in which such sales or expenses are recorded for other payments, as the case may be.
     7.7 Income Tax Withholding. Each Party shall use reasonable efforts to minimize tax withholding on payments made to the other Party. Notwithstanding such efforts, if such Party concludes that tax withholdings under the applicable laws of any country are required with respect to payments to the other Party, such Party shall first notify the other Party and provide such Party with [**] business days to determine whether there are actions such receiving Party can undertake to avoid such withholding. The paying Party shall refrain from making such payment until the receiving Party instructs the paying Party that (a) the paying Party intends to take actions that will obviate the need for such withholding, in which case the paying Party shall make such payment only after it is instructed to do so by the receiving Party, or (b) the paying Party should make such payment and withhold the required amount and pay it to the appropriate governmental authority. In such case, the withholding Party shall promptly provide the other Party with copies of receipts or other evidence reasonably required and sufficient to allow the other Party to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. The Parties will cooperate to minimize such taxes in accordance with applicable laws. Notwithstanding the foregoing, Alnylam represents that zero percent (0%) withholding shall be required in respect of the payments to be paid by Kyowa Hakko to Alnylam pursuant to Section 7.1, 7.2 and 7.3 hereof, because of the eligibility of Alnylam as a publicly traded U.S. tax resident for purposes of the U.S.-Japan Income Tax Treaty. Alnylam shall be solely responsible for its costs incurred in registering under such treaty.
8. CONFIDENTIALITY AND PUBLICATION
     8.1 Nondisclosure Obligation. (a) All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:
(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.
     (b) Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 8.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are obligated to keep such Confidential Information confidential; (ii) governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (iii) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (iv) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are obligated to keep such Confidential Information confidential, and (v) to Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License.
If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 8.1 or Section 8.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1 and Section 8.2, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.
     8.2 Publication and Publicity.
     8.2.1 Publication. Kyowa Hakko and Alnylam each acknowledge the other Party’s interest in publishing the results of the Collaboration. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 8.1 and 8.2.2(b), either Party, its

Affiliates, or their respective employees or consultants wishing to make a publication or a disclosure to a Third Party relating to the Collaboration or the Licensed Product that contains the Confidential Information of the other Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least [**] days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of [**] days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 10 below. Upon expiration of such [**] day period, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret, patentable or proprietary business information prior to submission of the publication or presentation. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials shall be subject to review under this Section 8.2 to the extent that Kyowa Hakko or Alnylam, as the case may be, has the right and ability (after using Commercially Reasonable Efforts to obtain such right and ability) to do so.
     8.2.2 Publicity. (a) Except as set forth in Section 8.1 above and clause (b) below, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.
     (b) The initial press release to be issued jointly by the Parties publicizing the execution of this Agreement shall be as set forth in Schedule 8.2.2. After such initial press release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that a Party may (i) once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.
     9. REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
     9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:
     9.1.1 It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

     9.1.2 It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.
     9.1.3 This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.
     9.1.4 It has not granted, and will not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Party hereunder.
     9.1.5 Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the Collaboration or the performance of its obligations under this Agreement, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or that is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any person or entity that is performing activities in the Collaboration or under this Agreement, is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its other obligations under this Agreement.
     9.2 Representations and Warranties of Alnylam.
     9.2.1 As of the Effective Date Alnylam has sufficient legal and/or beneficial title and ownership of the Alnylam Patent Rights listed in Schedule 1.6A.1 to grant the licenses to such Alnylam Patent Rights granted to Kyowa Hakko pursuant to this Agreement.
     9.2.2 As of the Effective Date Alnylam has sufficient right in and to the Alnylam Patent Rights listed in Schedule 1.6A.2 to grant the sublicenses to such Alnylam Patent Rights granted to Kyowa Hakko pursuant to this Agreement.
     9.2.3 Schedule 1.6A sets forth a complete and accurate list of the Alnylam Patent Rights as of the Effective Date.
     9.2.4 Schedule 1.36A sets forth a complete and accurate list of the Existing Alnylam In-Licenses as of the Effective Date.
     9.2.5 As of the Effective Date, neither Alnylam nor its Affiliates are in breach or default under any agreement set forth on Schedule 1.36, and neither Alnylam nor its Affiliates have received any notice of breach or default with respect to any such agreement.
     9.2.6 To the best knowledge of Alnylam’s senior management, executive officers and Board of Directors, undertaking no duty of inquiry, as of the Effective Date, no claims of infringement or misappropriation of the intellectual property rights of any Third Party have been made or threatened to Alnylam with respect to the Alnylam Technology licensed to Kyowa Hakko under this Agreement.

     9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCT WILL BE ACHIEVED.
     9.4 Certain Covenants.
     9.4.1 Exclusivity. Except as expressly provided in this Agreement, during the Term (a) Kyowa Hakko will not, alone or with a Third Party, manufacture or commercialize any RSV Product or any Antisense Product directed to RSV that competes with the Licensed Product in the Field in the Kyowa Hakko Territory (and for purposes of clarity, Kyowa Hakko is prohibited from promoting or advertising RNAi Products which are not RSV Products, for the treatment of RSV); and (b) Alnylam will not, alone or through its Affiliates: (i) Develop or Commercialize any RSV Product, including in collaboration with a Third Party, in the Kyowa Hakko Territory, (ii) grant a license under the Patent Rights Controlled by Alnylam or its Affiliates to any Third Party to Develop or Commercialize the Licensed Product, a Replacement Product or a Successor Product that is subject to the Successor Product Option (unless Kyowa Hakko declines or fails to exercise its Successor Product Option within the Successor Product Option Period or fails to enter into a Successor Product License for such Successor Product within the Negotiation Period), in each case within the Kyowa Hakko Territory, or (iii) subject only to certain Alnylam obligations to Third Parties existing as of the Effective Date to grant licenses with respect to certain fields that may include the RSV Target (but not the Licensed Product, a Replacement Product or a Successor Product), grant a license under the Patent Rights Controlled by Alnylam or its Affiliates to any Third Party to Develop or Commercialize any RSV Product in the Kyowa Hakko Territory..
     9.4.2 Compliance. Each Party and its Related Parties shall conduct the Collaboration and the Development, Manufacture and Commercialization of the Licensed Product in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices.
     9.5 Indemnification.
     9.5.1 General Indemnification by Kyowa Hakko. Kyowa Hakko shall indemnify, hold harmless, and defend Alnylam, its Affiliates, and the other parties to the Alnylam In-Licenses, and their respective directors, officers, employees and agents (“Alnylam Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Kyowa Hakko in this Agreement, or any breach or violation of any covenant or agreement of Kyowa Hakko in or pursuant to this Agreement, or (b) the negligence or willful misconduct by or of Kyowa Hakko, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents in the performance of Kyowa Hakko’s obligations under this Agreement. Kyowa Hakko shall have no obligation to indemnify the Alnylam Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement, or any breach or violation of any covenant or agreement of Alnylam in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Alnylam Indemnitees.
     9.5.2 General Indemnification by Alnylam. Alnylam shall indemnify, hold harmless, and defend Kyowa Hakko, its Affiliates and their respective directors, officers, employees and agents (“Kyowa Hakko Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement, or any breach or violation of any covenant or agreement of Alnylam in or pursuant to this Agreement, or (b) the negligence or willful misconduct by or of Alnylam, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents in the performance of Alnylam’s obligations under this Agreement. Alnylam shall have no obligation to indemnify the Kyowa Hakko Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Kyowa Hakko in this Agreement, or any breach or violation of any covenant or agreement of Kyowa Hakko in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Kyowa Hakko Indemnitees.
     9.5.3 Product Liability.
     (a) Kyowa Hakko shall indemnify and hold harmless the Alnylam Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Alnylam Indemnitees, or any of them, directly or indirectly relating to the Licensed Product and resulting from or arising out of the negligence, willful misconduct, or breach of this Agreement of or by Kyowa Hakko or any of the other Kyowa Hakko Indemnitees, except to the extent caused by the negligence, willful misconduct or breach of this Agreement of or by Alnylam or any of the other Alnylam Indemnitees.
     (b) Alnylam shall indemnify and hold harmless the Kyowa Hakko Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Kyowa Hakko Indemnitees, or any of them, directly or indirectly relating to the Licensed Product and resulting from or arising out of the negligence, willful misconduct, or breach of this Agreement of or by Alnylam or any of the other Alnylam Indemnitees, except to the extent caused by the negligence, willful misconduct or breach of this Agreement of or by Kyowa Hakko or any of the other Kyowa Hakko Indemnitees.
     (c) Any Losses arising out of Third Party product liability claims (other than such claims entitled to indemnification under Sections 9.5.3(a) or (b)) shall be (i) borne by Kyowa Hakko, to the extent such Losses were incurred with respect to the Development or Commercialization of the Licensed Product in the Kyowa Hakko Territory, and (ii) be borne by Alnylam, to the extent such Losses were incurred with respect to Development or Commercialization of the Licensed Product in the Alnylam Territory.

     9.5.4 Indemnification Procedure. In the event of any such claim against any Kyowa Hakko Indemnitee or Alnylam Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 9.5.1, 9.5.2 or 9.5.3 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.
     9.6 Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8. NOTHING IN THIS SECTION 9.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.
     9.7 Insurance. Each Party shall maintain insurance during the Term and for a period of at least [**] years after the last commercial sale of the Licensed Product under this Agreement, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, each Party shall maintain product liability insurance of at least $[**] per occurrence. Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.
     10. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS
     10.1 Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.
     10.2 Ownership. Alnylam shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Alnylam or acquired solely by Alnylam in the course of conducting the Collaboration. Kyowa Hakko shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Kyowa Hakko or acquired solely by Kyowa Hakko in the course of conducting the Collaboration. The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered jointly in the course of conducting the Collaboration.

     10.3 Prosecution and Maintenance of Patent Rights.
     10.3.1 Kyowa Hakko Technology. Kyowa Hakko has the sole responsibility to, at Kyowa Hakko’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising Kyowa Hakko Technology (other than Joint Collaboration IP), in Kyowa Hakko’s name.
     10.3.2 Alnylam Technology. Alnylam has the sole responsibility to, at Alnylam’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising Alnylam Technology (other than Joint Collaboration IP), in Alnylam’s name. Alnylam agrees to use Commercially Reasonable Efforts to prosecute and maintain the Alnylam Patent Rights and the Alnylam Collaboration Technology in the Kyowa Hakko Territory.
     10.3.3 Joint Collaboration IP. Subject to Kyowa Hakko’s continuing right to the timely prior review of and comment on material documents, Alnylam has the sole responsibility to, at Alnylam’s discretion, incorporate reasonable and timely presented comments, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Patent Rights comprising Joint Collaboration IP, in the names of both Alnylam and Kyowa Hakko. Kyowa Hakko shall use Commercially Reasonable Efforts to make available to Alnylam or its authorized attorneys, agents or representatives, such of its employees as Alnylam in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint Collaboration IP. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Collaboration IP, at its own cost.
     10.3.4 Contingent Rights. (a) In the event that Kyowa Hakko elects not to seek or continue to seek or maintain patent protection on any Kyowa Hakko Collaboration IP in the Alnylam Territory, Alnylam shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such Kyowa Hakko Collaboration IP in the name of Kyowa Hakko. Kyowa Hakko shall use Commercially Reasonable Efforts to make available to Alnylam its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Alnylam in obtaining and maintaining the patent protection described under this Section 10.3.4(a). Kyowa Hakko shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.
     (b) In the event that Alnylam elects not to seek or continue to seek or maintain patent protection on any Joint Collaboration IP in the Kyowa Hakko Territory, Kyowa Hakko shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such Joint Collaboration IP in the names of both Alnylam and Kyowa Hakko. Alnylam shall use Commercially Reasonable Efforts to make available to Kyowa Hakko its authorized attorneys, agents or representatives, such of its employees as are reasonably necessary to assist Kyowa Hakko in obtaining and maintaining the patent protection described under this Section 10.3.4(b). Alnylam shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.
     10.3.5 Cooperation; Patent Challenges. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.
     10.3.6 Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights comprised of Alnylam Technology and Kyowa Hakko Technology (“Patent Expenses”) shall be borne by each Party having the right to file, prosecute and maintain such Patent Rights under this Section 10.3.
     10.4 Third Party Infringement.
     10.4.1 Notices. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any Alnylam Technology or Kyowa Hakko Technology being used in the Collaboration, including without limitation any Joint Collaboration IP or (b) unauthorized use or misappropriation of any Confidential Information or Know-How by a Third Party of which it becomes aware, in each case only to the extent relevant to the RSV Target and/or the Development, Manufacture or Commercialization of the Licensed Product and involving a competing product in the Field (“Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.
     10.4.2 Rights to Enforce.
     (a) Kyowa Hakko’s First Right. Subject to the provisions of Section 10.4.2(b) and the provisions of any Third Party agreement under which Kyowa Hakko’s rights in Kyowa Hakko Technology are granted or Alnylam’s rights in Alnylam Technology are granted and of any In-License, in respect of the Licensed Product in the Field in the Kyowa Hakko Territory, Kyowa Hakko shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Kyowa Hakko Patent Rights, Kyowa Hakko Know-How, or Kyowa Hakko Collaboration IP.
     (b) Alnylam’s First Right. Subject to the provisions of any Third Party agreement under which Alnylam’s rights in Alnylam Technology or Kyowa Hakko’s rights in Kyowa Hakko Technology are granted and of any In-License, Alnylam shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Alnylam Patent Rights, Alnylam Know-How, Alnylam Collaboration IP or Joint Collaboration IP.
     10.4.3 Step-In Rights. Alnylam will consider in good faith any request from Kyowa Hakko to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement in the Kyowa Hakko Territory of Alnylam Patent Rights, Alnylam Know-How, or Alnylam Collaboration IP licensed to Kyowa Hakko under Article 6 or Joint Collaboration IP; provided, however, that Alnylam shall not be required to initiate any such suit. Kyowa Hakko will consider in good faith any request from Alnylam to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement in the Alnylam Territory of Kyowa Hakko Patent Rights, Kyowa Hakko Know-How or Kyowa Hakko Collaboration IP licensed to Alnylam under Article 6, however Kyowa Hakko shall not be required to initiate any such suit.
     10.4.4 Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 10.4.2 above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated in all cases as follows:
(i)	first, to reimburse each Party for all expenses of the suit incurred by such Party, including attorneys’ fees and disbursements, court costs and other litigation expenses;

(ii)	second, [**] percent ([**]%) of the balance to be paid to the Party initiating the suit; and

(iii)	third, the remainder to be paid to the other Party.
     10.5 Claimed Infringement.
     10.5.1 Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of the Licensed Product in the Field (“Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.
     10.5.2 Responsibility. Kyowa Hakko shall assume full responsibility for any Infringement Claims brought against either Party or its Affiliates or Sublicensees arising out of the Development or Commercialization of the Licensed Product in, or Manufacture of Licensed Product for, the Kyowa Hakko Territory. Subject to Kyowa Hakko’s right to offset certain Losses pursuant to Section 7.4.4(d), all liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by Kyowa Hakko. Alnylam shall assume full responsibility for any Infringement Claims brought against either Party or its Affiliates or Sublicensees arising out of the Development or Commercialization of the Licensed Product in, or Manufacture of Licensed for, the Alnylam Territory. All liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by Alnylam.
     10.5.3 Procedure. Each Party shall have the sole and exclusive right to select counsel for any Infringement Claim that it chooses to defend; provided, that it shall consult with the other Party with respect to selection of counsel for such defense. Each Party will keep the other Party informed, and shall from time to time consult with the other Party regarding the status of any such claims and shall provide the other Party with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such claims. The other Party shall also have the right to participate and be represented in any such claim or related suit, at its own expense. Alnylam shall have the sole and exclusive right (but not the obligation) to control the defense of an Infringement Claim in the Kyowa Hakko Territory in the event Kyowa Hakko fails to exercise its right to assume such defense within [**] days following written notice from Alnylam of such Infringement Claim. No Party shall settle any claims or suits involving rights of another Party without obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.
     10.5.4 Limitations. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF ALNYLAM AND KYOWA HAKKO, AND THE SOLE AND EXCLUSIVE REMEDY OF ALNYLAM OR KYOWA HAKKO, AS THE CASE MAY BE, IN THE CASE OF ANY CLAIMED INFRINGEMENT OF ANY THIRD PARTY PATENT RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY’S KNOW-HOW.
     10.6 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 10.4 and 10.5 of this Agreement (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) shall apply.
     10.7 Patent Term Extensions. The Parties shall use reasonable efforts to obtain all available supplementary protection certificates (“SPC”) and other extensions of Patent Rights (including those available under the Hatch-Waxman Act). Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to Patent Rights. The Party first eligible to seek patent term restoration or extension of any such Patent Rights or any SPC related thereto shall have the right to do so; provided, that if in any country the first Party has an option to extend the patent term for only one of several patents, the first Party shall consult with the other Party before making the election. If more than one patent is eligible for extension or patent term restoration, the Parties shall agree upon a strategy that shall maximize patent protection and commercial value for the Licensed Product. All filings for such extensions and certificates shall be made by the Party to whom responsibility for prosecution and maintenance of the Patent Rights are assigned, provided, that in the event that the Party to whom such responsibility is assigned elects not to file for an extension or SPC, such Party shall (i) inform the other Party of its intention not to file and (ii) grant the other Party the right to file for such extension or SPC in the patentee’s name and such Party shall provide all necessary assistance in connection therewith.
     10.8 Patent Certification. To the extent required by law or permitted by law, the Parties shall use Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities during the Term correct and complete listings of applicable Patent Rights for the Licensed Product being commercialized, including all so called “Orange Book” listings required under the Hatch-Waxman Act.
     10.9 Trademarks.
          (a) Each Party has the right to use any trademark it owns or controls (other than by virtue of a license under this Section 10.9 of this Agreement) for the Licensed Product in its Territory at its sole discretion, and each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.
          (b) Kyowa Hakko will develop and propose, and the JCT shall review and comment on, one or more Product Trademark(s) for use by Kyowa Hakko and its Related Parties throughout the Kyowa Hakko Territory. Such Product Trademark(s) considered by the JCT may include the Product Trademark(s) developed and/or used by Alnylam with respect to the Commercialization of the Licensed Product in the Alnylam Territory (the “Alnylam Trademarks”). Any Product Trademark(s) (other than the Alnylam Trademarks) that are used by Kyowa Hakko to promote and sell the Licensed Product in the Kyowa Hakko Territory are hereinafter referred to as the “Kyowa Hakko Trademarks”. Alnylam (or its Related Parties, as appropriate) shall own all rights to Alnylam Trademarks, and all goodwill associated therewith, throughout the Alnylam Territory and the Kyowa Hakko Territory. Kyowa Hakko (or its Related Parties, as appropriate) shall own all rights to Kyowa Hakko Trademarks and all goodwill associated therewith, throughout the Kyowa Hakko Territory. Alnylam shall also own rights to any Internet domain names incorporating the applicable Alnylam Trademarks or any variation or part of such Alnylam Trademarks used as its URL address or any part of such address; and Kyowa Hakko shall also own rights to any Internet domain names incorporating the applicable Kyowa Hakko Trademarks or any variation or part of such Kyowa Hakko Trademarks used as its URL address or any part of such address.
          (c) If Alnylam Trademarks are used to promote and sell the Licensed Product in the Kyowa Hakko Territory, then the following provisions shall apply: Alnylam shall grant Kyowa Hakko an exclusive license to use such Alnylam Trademarks to Commercialize the Product in the Kyowa Hakko Territory. Kyowa Hakko agrees that the quality of the Licensed Product and the Manufacture and Commercialization thereof shall be consistent with the quality standards applied by Alnylam thereto. In addition, Kyowa Hakko shall comply strictly with Alnylam’s trademark style and usage standards that Alnylam communicates to Kyowa Hakko from time to time with respect to the Alnylam Trademarks. Kyowa Hakko shall at its own expense, at the request of Alnylam from time to time, submit to Alnylam for approval a reasonable number of production samples of the Licensed Product and related packaging materials. In the event that Alnylam reasonably objects to the quality of the Licensed Product or the usage of the Alnylam Trademarks Controlled by it in connection with any sample, it shall give written notice of such objection to Kyowa Hakko within [**] days of receipt by Alnylam of the sample, specifying the way in which such usage of its Alnylam Trademarks fails to meet the style, usage or quality standards for the Licensed Product set forth in the first two sentences of this Section 10.9(c), and Kyowa Hakko shall immediately cease sale and distribution of the Licensed Product. If Kyowa Hakko wishes to continue to distribute and sell the Licensed Product, it must remedy the failure and submit further samples to Alnylam for approval.
          (d) If Alnylam Trademarks are used to promote and sell the Licensed Product in the Kyowa Hakko Territory, then Alnylam will use Commercially Reasonable Efforts to establish, maintain and enforce such Alnylam Trademarks in the applicable countries of the Kyowa Hakko Territory during the Term. Kyowa Hakko shall be responsible for one hundred percent (100%) of the costs of such efforts in the Kyowa Hakko Territory and Kyowa Hakko shall reimburse Alnylam for all such costs incurred by Alnylam within [**] days after receiving any invoice from Alnylam for such costs. Kyowa Hakko will use Commercially Reasonable Efforts to establish, maintain and enforce the Kyowa Hakko Trademarks in the Kyowa Hakko Territory during the Term, at its expense.
          (e) In the event either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement, including, without limitation, by the institution of legal proceedings against such Third Party.
     11. TERM AND TERMINATION
     11.1 Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 11.2 below, this Agreement shall continue in effect on a country by country basis until expiration of the last Royalty Term to expire under this Agreement (“Term”). Upon expiration of the Term, all licenses of the Parties under Article 6 then in effect shall become fully paid-up, perpetual, non-exclusive licenses.
     11.2 Termination Rights.
     11.2.1 Termination for Convenience. Kyowa Hakko shall have the right to terminate this Agreement at any time after the Effective Date on six (6) months prior written notice to Alnylam.
     11.2.2 Termination for Cause. This Agreement may be terminated at any time during the Term:
     (a) upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within [**] business days in the case of a payment breach, or [**] days in the case of all other breaches, after notice requesting cure of the breach; or
     (b) by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing thereof.

     11.2.3 Challenges of Patent Rights. In the event that Kyowa Hakko or any of its Related Parties (a) commences or participates in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Patent Rights licensed Kyowa Hakko under this Agreement, or any claim thereof or (b) actively assists any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any of such Patent Rights or any claim thereof, then (i) Kyowa Hakko shall give notice thereof to Alnylam within [**] days of taking such action and (ii) Alnylam will have the right, in its sole discretion to give notice to Kyowa Hakko that the licenses and option rights granted to Kyowa Hakko with respect to all or any portion of the Patent Rights under this Agreement will terminate in [**] days following such notice (or such longer period as Alnylam may designate in such notice), and, unless Kyowa Hakko withdraws or causes to be withdrawn all such challenge(s) within such [**]-day period, such licenses and option rights will so terminate. In the event that Alnylam is not permitted under applicable law to terminate the licenses and option rights with respect to all the Patent Rights under this Agreement, then the Parties agree to construe this provision as to permit Alnylam to terminate the licenses and option rights to that portion of such Patent Rights with respect to which Alnylam has the legal right to do so.
     11.2.4 Effect of Termination.
     (a) Termination by Alnylam. Without limiting any other legal or equitable remedies that Alnylam may have, if Alnylam terminates this Agreement in accordance with Sections 11.2.2(a) or (b), then (i) Kyowa Hakko’s obligations under Section 9.4.1 shall survive for a period of [**] after the effective date of termination, (ii) the license grant to Alnylam in Section 6.1.4 shall survive, (iii) Kyowa Hakko shall as promptly as practicable transfer to Alnylam or Alnylam’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Licensed Product and all Kyowa Hakko Trademarks, (B) copies of all data, reports, records and materials, and other sales and marketing related information in Kyowa Hakko’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Development, Manufacture or Commercialization of the Licensed Product, including without limitation all non-clinical and clinical data relating to the Licensed Product, and customer lists and customer contact information and all adverse event data in Kyowa Hakko’s possession or Control; provided, that (i) Kyowa Hakko shall not be required by this provision to provide any confidential information to Alnylam and (ii) Kyowa Hakko shall use Commercially Reasonable Efforts to obtain for Alnylam the right to access all such data, reports, records, materials, and other sales and marketing related information, and (C) all records and materials in Kyowa Hakko’s possession or Control containing Confidential Information of Alnylam, (iv) appoint Alnylam as Kyowa Hakko’s and/or Kyowa Hakko’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Kyowa Hakko Territory until all Regulatory Approvals and other regulatory filings have been transferred to Alnylam or its designee, (v) if the effective date of termination is after First Commercial Sale, then Kyowa Hakko shall appoint Alnylam as its exclusive distributor of the Licensed Product in the Kyowa Hakko Territory and grant Alnylam the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Kyowa Hakko Territory have been transferred to Alnylam or its designee, (vi) if Kyowa Hakko or its Related Parties are Manufacturing Finished Product, at Alnylam’s option, supply the Finished Product to Alnylam in the Kyowa Hakko Territory on terms no less favorable than those on which Kyowa Hakko supplied the

Finished Product prior to such termination to its most favored distributor in the Kyowa Hakko Territory, until such time as all Regulatory Approvals in the Kyowa Hakko Territory have been transferred to Alnylam or its designee, Alnylam has obtained all necessary manufacturing approvals and Alnylam has procured or developed its own source of Finished Product supply, (vii) if Alnylam so requests, Kyowa Hakko shall transfer to Alnylam any Third Party agreements relating to the Development, Manufacture or Commercialization of the Licensed Product to which Kyowa Hakko is a party, subject to any required consents of such Third Party, which Kyowa Hakko shall use Commercially Reasonable Efforts to obtain promptly, and (viii) Kyowa Hakko shall grant Alnylam an exclusive right and license, with the right to grant sublicenses, under all Kyowa Hakko Technology to Develop, Manufacture and Commercialize the Licensed Product in the Field. The license granted pursuant to this Section 11.2.4(a) shall be royalty-free, fully-paid and perpetual. Kyowa Hakko shall execute all documents and take all such further actions as may be reasonably requested by Alnylam in order to give effect to the foregoing clauses (i) through (viii).
     (b) Termination by Kyowa Hakko for Convenience. Without limiting any other legal or equitable remedies that Alnylam may have, if Kyowa Hakko terminates this Agreement in accordance with Section 11.2.1, then (i) Kyowa Hakko’s obligations under Section 9.4.1 shall survive for a period of [**] after the effective date of termination, (ii) the provisions of Section 11.2.4(a)(ii)-(vii) shall apply, and (iii) Kyowa Hakko shall grant to Alnylam a non-exclusive right and license, with the right to grant sublicenses, under all Kyowa Hakko Technology that relates solely to the Licensed Product, to Develop, Manufacture and Commercialize the Licensed Product in the Field. The licenses granted pursuant to this Section 11.2.4(b) shall be royalty-free, fully-paid and perpetual. Kyowa Hakko shall execute all documents and take all such further actions as may be reasonably requested by Alnylam in order to give effect to the foregoing clauses (i) through (iii).
     (c) Termination by Kyowa Hakko. Without limiting any other legal or equitable remedies that Kyowa Hakko may have, if Kyowa Hakko terminates this Agreement in accordance with Section 11.2.2(a) or (b), then the licenses granted to Alnylam under this Agreement shall terminate and the licenses and option rights granted to Kyowa Hakko under this Agreement shall continue in full force and effect; provided, that Kyowa Hakko continues to use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Product, pay all amounts due to Alnylam pursuant to Article 7 that would otherwise be applied to Commercialization of the Licensed Product and comply in all respects with the requirements of each Alnylam In-License; and provided, further, that if Kyowa Hakko terminates this Agreement pursuant to Section 11.2.2(a), the royalty dollar amounts payable to Alnylam pursuant to Section 7.4 shall be reduced by up to [**]%, such amount to be determined by arbitrators pursuant to Section 12.11.2 if such arbitrators determine that such remedy is appropriate (and for purposes of clarity, this reduction shall not apply to the royalty rate but to the royalty payment determined pursuant to Article 7 hereof) and Kyowa Hakko shall be entitled to deduct from any royalties payable to Alnylam under Article 7 the amount of any monetary payments awarded to Kyowa Hakko pursuant to a final decision of the arbitrators pursuant to Section 12.11.2.
     (d) Termination upon Bankruptcy of a Party. If this Agreement is terminated by either Party (the “Non-Bankrupt Party”) pursuant to Section 11.2.2(b) due to the rejection of this Agreement by or on behalf of the other Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other applicable law.
     11.3 Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for the Licensed Product sold prior to such expiration or termination. The provisions of Articles 8, 10, 12 and Sections 9.5, 9.6, 11.2.4 and 11.3 shall survive any expiration or termination of this Agreement. Except as set forth in this Article 11, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.
     12. MISCELLANEOUS
     12.1 Assignment. Except as provided in this Section 12.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. However, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned. An assignment to an Affiliate shall terminate, and all rights so assigned shall revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party.
     12.2 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws or renvoi.
     12.3 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement (including the Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

     12.4 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.
     12.5 Headings. The captions to the Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
     12.6 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
     12.7 No Implied Waivers; Rights Cumulative. No failure on the part of Alnylam or Kyowa Hakko to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     12.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Alnylam, to:	Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, MA 02142
Attention: Vice President — Legal
Facsimile No.: (617) 551-8101

With a copy to:	Faber Daeufer & Rosenberg PC
950 Winter Street, Suite 4500
Waltham, MA 02154
Attention: Sumy Daeufer
Facsimile No.: (781) 795-4747

If to Kyowa Hakko, to:	Kyowa Hakko Kogyo Co., Ltd.
1-6-1, Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan

Attention: General Manager
Business Development Department

Facsimile No.: 81-3-3282-0107
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on receipt if sent by overnight courier; and/or (c) on receipt if sent by mail.
     12.9 Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.
     12.10 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
     12.11 Dispute Resolution.
     12.11.1 Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”). In particular, the Chief Executive Officer of Alnylam and the Executive Officer of Kyowa Hakko shall attempt to resolve all Disputes. In the event that the Chief Executive Officer and the Executive Officer cannot reach an agreement regarding a Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an “Excluded Claim” shall be finally resolved by binding arbitration under the then-current Rules of Arbitration of the International Chamber of Commerce (“ICC”) by one or more arbitrators appointed in accordance with the said Rules and Section 12.11.2 below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. As used in this Section 12.11, the term “Excluded Claim” shall mean a dispute that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
     12.11.2 Arbitration. The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of both Parties and neutral with respect to the Dispute presented for arbitration. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC

International Court of Arbitration. The place of arbitration shall be San Francisco, California, USA, and all proceedings and communications shall be in English.
     Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
     (a) The Parties agree that, in the event of a Dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Dispute through arbitration or other judicial determination, and this Agreement shall be terminated only if arbitrators determine that the termination of this Agreement is an appropriate remedy. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.
     (b) The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.
     (c) The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.
     12.12 Independent Contractors. It is expressly agreed that Alnylam and Kyowa Hakko shall be independent contractors and that the relationship between Alnylam and Kyowa Hakko shall not constitute a partnership, joint venture or agency. Alnylam shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Kyowa Hakko, without the prior written consent of Kyowa Hakko, and Kyowa Hakko shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Alnylam without the prior written consent of Alnylam.
     12.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.14 Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no person or entity other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

KYOWA HAKKO KOGYO CO., LTD.		ALNYLAM PHARMACEUTICALS, INC.

BY:	/s/ Yuzuru Matsuda	BY:	/s/ John M. Maraganore
NAME:	Yuzuru Matsuda, Ph.D.	NAME:	John M. Maraganore, Ph.D.
TITLE:	President & CEO	TITLE:	Chief Executive Officer
DATE:	June 19, 2008	DATE:	June 19, 2008

SCHEDULE 1.6
ALNYLAM PATENT RIGHTS
See attached.

Schedule 1.6A
Alnylam Patent Rights
Schedule 1.6A.1
In-licensed Alnylam Patent Rights
[**]
A total of 7 pages were omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Schedule 1.6A.2
Alnylam-owned Patent Rights
[**]
A total of 6 pages were omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Schedule 1.6B
Additional Patent Rights
[**]
A total of 85 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 1.36
EXISTING ALNYLAM IN-LICENSES
[**]

SCHEDULE 1.58
KYOWA HAKKO IN-LICENSES
[**]

SCHEDULE 1.64
ALN-RSV01
[**]

SCHEDULE 5.3
SUPPLY AGREEMENT TERMS
1. Alnylam shall be responsible for establishing the specifications, including the necessary documentation, certificates of analysis and test results, for the API Bulk Drug Substance and Finished Product to be supplied under the Supply Agreement (the “Specifications”).
2. Until the First Commercial Sale of the Licensed Product in the Kyowa Hakko Territory, Alnylam shall supply (a) API Bulk Drug Substance and Finished Product to Kyowa Hakko for use in Kyowa Hakko’s Development activities for the Licensed Product in the Kyowa Hakko Territory conducted in accordance with the Development Plan and (b) API Bulk Drug Substance for use in the Manufacture of Finished Product for such Development activities in the Kyowa Hakko Territory. Kyowa Hakko shall pay Alnylam for such API Bulk Drug Substance and Finished Product at the applicable Transfer Price. Kyowa Hakko shall use the API Bulk Drug Substance and Finished Product supplied by Alnylam solely for such purposes under this Agreement and shall not transfer any such API Bulk Drug Substance or Finished Product to any Third Party for any other purpose.
3. Unless agreed otherwise in writing by the Parties, [**] months before the commencement of each Calendar Quarter, Kyowa Hakko will give to Alnylam a forecast of Kyowa Hakko’s estimated quarterly requirements of API Bulk Drug Substance and Finished Product for the [**]year period commencing with such Calendar Quarter. Such forecast will include quantity and unit requirements for API Bulk Drug Substance and Finished Product on a country-by-country basis. [**] percent ([**]%) of Kyowa Hakko’s forecasted requirements of API Bulk Drug Substance and Finished Product during the first [**] calendar quarters of such forecast, and [**] percent ([**]%) of Kyowa Hakko’s forecasted requirements of API Bulk Drug Substance and Finished Product during the next [**] calendar quarters of such forecast, shall be considered binding. Kyowa Hakko’s forecasted requirements of API Bulk Drug Substance and Finished Product during the last [**] quarters of such forecast will be non-binding. Kyowa Hakko will provide Alnylam with binding purchase orders for API Bulk Drug Substance and Finished Product at least [**] months in advance of the delivery date for such API Bulk Drug Substance or Finished Product, as the case may be.
4. In the event of a shortage of supply of API Bulk Drug Substance or Finished Product, Alnylam shall promptly notify Kyowa Hakko and, unless otherwise agreed by the Parties, available supply shall be allocated between the respective Parties on a pro-rata basis based on good faith forecasts of requirements. In addition, Alnylam will use Commercially Reasonable Efforts to resolve all failure to supply issues as promptly as possible in consultation with Kyowa Hakko.
5. Alnylam agrees that all API Bulk Drug Substance and Finished Product supplied to Kyowa Hakko will, at the time of delivery to Kyowa Hakko, have been Manufactured in accordance with the Specifications and cGMP.
6. In addition to more detailed terms regarding the matters specified above in this Schedule 5.3, the Supply Agreement shall contain other customary supply agreement provisions.

SCHEDULE 6.4

EXISTING ALNYLAM IN-LICENSE AGREEMENT SUMMARIES
[**]

Schedule 6.4A
MAX PLANCK (US)
Co-Exclusive License Agreement between Max Planck Innovation (formerly Garching Innovation GmbH) (“Max Planck”) and Alnylam Pharmaceuticals, Inc. (“Alnylam”), dated December 20, 2002, as amended by Amendment dated July 2, 2003 and the Requirement Amendment (“Requirement Amendment”) effective June 15, 2005, and the Waiver Amendment dated August 9, 2007 (as amended, “Max Planck US License Agreement”)
Brief Summary of Technology Covered by License:
Max Planck granted Alnylam a co-exclusive (with Alnylam Europe AG) license to develop and commercialize RNAi therapeutics under certain patent rights developed by Dr. Thomas Tuschl relating to “RNA Interference Mediating Small RNA Molecules”.
Limitations on Scope of License (Section 2.1)
•	The license granted to Alnylam is limited to (1) a worldwide, co-exclusive (co-exclusive with Alnylam Europe AG) license, with the right to sublicense, under the Patent Rights to develop, make, have made, use, sell and import Licensed Products in the Field, which rights are sublicenseable, and (2) a worldwide, non-exclusive license, without the right to grant sublicenses, under the Patent Rights to develop, make, have made, use, sell and import Licensed Products for all diagnostic uses other than for purposes of therapeutic monitoring.

•	Owners retain the right to practice under the Patent Rights for research, teaching, education, non-commercial collaboration and publication purposes. The German and the U.S. federal government retain a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.
Restrictions on Sublicensing by Alnylam (Sections 2.4 and 11.8)
•	Alnylam is prohibited from granting sublicenses under the Patent Rights to develop, make, have made, use, sell and import Licensed Products for any diagnostic uses other than for purposes of therapeutic monitoring.

•	Sublicensees are required to perform their sublicense agreement in accordance with the Max Planck US License Agreement. If Max Planck determines that Alnylam or any of its Sublicencees has failed to fulfill any of its obligations under Section 4 (Company Diligence Obligations and Report) of the Max Planck US License Agreement, then Max Planck may treat such failure as a material breach.

•	If any license granted to Alnylam under the Max Planck US License Agreement is terminated, any sublicense under such license granted prior to termination of said license will remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement; and (ii) the Sublicensee agrees to be bound to Max Planck as licensor under the terms and conditions of the sublicense agreement, provided that Max Planck will have no other obligation than to leave the sublicense granted by Alnylam in place.

•	Immediately after the signature of each sublicense granted under the Max Planck US License Agreement, Alnylam is required to provide Max Planck with a copy of the signed sublicense agreement.
Diligence and Reporting (Sections 4.1 and 4.2; Sections 1 and 3 of Requirement Amendment)
•	Sublicensees are required to use commercially reasonable efforts to develop and to introduce into the commercial market Licensed Products at the earliest practical date.

•	Sublicensees are required to furnish information to Alnylam for inclusion in its reports to Max Planck, which reports are due within 30 days after the end of each calendar quarter with Alnylam’s standard R&D report, on the progress of its efforts during the immediately preceding calendar quarter to develop and commercialize Licensed Products for each indication and sub-indication within the Field. The report shall also contain a discussion of intended R&D efforts for the calendar quarter in which the report is submitted.
Royalty Payment Obligation (Sections 5.2 and 5.3)
•	The following running royalties are payable to Max Planck by Alnylam on Net Sales of therapeutic and prophylactic Licensed Products by Alnylam and its Sublicensees:
(i)	[**]% of the first US$[**] of annual accumulated Net Sales of all Licensed Products;

(ii)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**];

(iii)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**];

(iv)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**];

(v)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**]; and

(vi)	[**]% of annual accumulated Net Sales of all Licensed Products above US$[**].
•	If the sale of any Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due. Alnylam or a Sublicensee develops diagnostic Licensed Products, Alnylam will initiate negotiations with Max Planck at least [**] prior to the intended first commercial sale of each diagnostic Licensed Product. Alnylam and Max Planck will negotiate in good faith [**] for such diagnostic Licensed Product.

•	Non-cash consideration will not be accepted by any Sublicensee for Licensed Products without the prior written consent of Max Planck.

•	If any Sublicensee takes, for objective commercial and/or legal reasons, a license from any third party under any patent applications or patents that dominate the Patent Rights or is dominated by the Patent Rights in order to develop, make, use, sell or import any Licensed Product (explicitly excluding, without limitation, any third party patents and patent applications for formulation, stabilization and delivery), then up to [**]% of any additional running royalties to be paid to such third party may be deducted, up to [**]% of the running royalties stated in Section 5.2 of the Max Planck US License Agreement, from the date such running royalties must be paid to such third party. However, the running royalties stated in Section 5.2 of the Max Planck US License Agreement will not be reduced to less than a minimum of [**]% of Net Sales in any case. No deduction is allowed from running royalties due to Max Planck for any license fees for patents and patent applications for formulation stabilization and delivery. For avoidance of doubt, if a Sublicensee takes a license to a third party target, in no event is a deduction allowed on any license fees for such target from running royalties due to Max Planck under the Max Planck US License Agreement.
•	If (i) Sublicensees sell a Licensed Product in a country where no Patent Rights are issued and no patent applications that are part of the Patent Rights are pending that have not been pending for less than [**] after filing national patent applications in the country in question, and (ii) such Licensed Product is manufactured in a country where Patent Rights are issued or patent applications that are part of the Patent Rights are pending that have not been pending for more than [**] after filing national patent applications in the country in question, the royalties stated in Section 5.2 of the Max Planck US License Agreement will be reduced by [**]% for such Licensed Product, until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights in the country in which the Licensed Product is manufactured.
Payments and Reports (Sections 5.4 and 5.5)
•	Within 30 days after the end of each calendar half year, Alnylam is required to deliver a detailed report to Max Planck for the immediately preceding calendar half year showing at least (i) the number of Licensed Products sold by Alnylam and its Sublicensees in each country, (ii) the gross price charged by Alnylam and its Sublicensees for each Licensed Products in each country, (iii) the calculation of Net Sales, and (iv) the resulting running royalties due to Max Planck according to those figures. If no running royalties are due to Max Planck, the report shall so state.
•	Running royalties shall be payable for each calendar half year, and shall be due to Max Planck within 60 days after the end of each calendar half year.
Bookkeeping and Auditing (Sections 5.6 and 5.7)
•	Sublicensees are obliged to keep complete and accurate books on any reports and payments due to Max Planck under the Max Planck US License Agreement, which books shall contain sufficient information to permit Max Planck to confirm the accuracy of any reports and payments made to Max Planck. Upon Max Planck’s request, Alnylam, or agents appointed by Max Planck for Alnylam, shall check the books of its Sublicensees for Max Planck, once a year. This right of auditing by Max Planck shall expire five years after each report or payment has been made. Alnylam shall have the right to check the books of its Sublicensees according to Section 5.6. All payments made by Sublicensees under the Max Planck US License Agreement are nonrefundable and noncreditable against each other.
Prosecution and Enforcement (Article 6)
•	The Owners have the first right to prosecute the Patent Rights. If all Owners wish to cease prosecution or abandon any of the Patent Rights, Alnylam will have the right to continue prosecution or maintenance of such Patent Rights in its discretion, in its name and at its expense. Max Planck will inform and offer Alnylam Europe AG, respectively. If Alnylam does not accept Max Planck’s offer within 30 days after receiving it, the Owners will be free to cease prosecution or abandon such Patent Rights.
•	The Owners will have the right, but not the obligation, to prosecute in their own discretion and at their own expense, all infringements of the Patent Rights. The total cost of any such sole infringement action will be borne by the Owners, and the Owners will keep any resulting recovery or damages. In any such infringement suits, Alnylam will, at the Owners’ expense, cooperate in all respects.
•	Alnylam will have the right to join the Owners’ prosecution of any infringements of the Patent Rights. In any such joint infringement suits, the Owners and Alnylam will cooperate in all respects. The Owners and Alnylam will agree in good faith on the sharing of the total cost of any such joint infringement action and the sharing of any recovery or damages derived therefrom.
•	If the Owners decide not to prosecute infringements of the Patent Rights, neither solely nor jointly with Alnylam, Max Planck will offer to Alnylam to prosecute any such infringement in its own discretion and at its own expense. Max Planck will offer Alnylam Europe AG respectively. The Owners will, at Alnylam’s expense, cooperate. The total cost of any such sole infringement action will be borne by Alnylam, and Alnylam will keep any resulting recovery or damages.
Certain Termination Rights (Sections 11.2, 11.3 and 11.5)
•	Alnylam has the right to terminate the Max Planck US License Agreement for any reason upon at least 6 months’ prior written notice to Max Planck and payment of all amounts due to Max Planck through the effective date of termination.
•	If Alnylam ceases to carry on its business related to the Max Planck US License Agreement, Alnylam must inform Max Planck immediately. Alnylam and Max Planck have the right to terminate the agreement immediately upon written notice to the other.
•	To the extent legally enforceable, if any Sublicensee attacks, or has attacked or supports an attack through a third party, the validity of any of the Patent Rights, Alnylam will have the right to terminate the sublicense agreement immediately; upon request of Max Planck, Alnylam will have the obligation to terminate such sublicense agreement.
Definitions:
“Field” means all uses other than the commercial sale or use of the Licensed Products as a research reagent, including in a kit format, for research or educational purposes, including without limitation, (a) Alnylam’s internal and collaborative research use, and (b) all therapeutic and prophylactic uses, and (c) diagnostic uses for purposes of therapeutic monitoring, but excluding all other diagnostic uses, specifically including human and veterinary diseases for all indications.
“Joint Patent Rights” means the Tuschl patent applications entitled “RNA Sequence-Specific Mediators of RNA Interference” listed on Appendix A to the Max Planck US License Agreement, and resulting patents and patent applications.

“Licensed Products” means any product or part thereof the manufacture, use or sale of which would, absent the license granted hereunder, infringe one or more issued claims of the Patent Rights or one or more pending claims of the Patent Rights that have not been pending for more than 5 years after filing national patent applications in the country in question.
“Max Planck Patent Rights” means the Tuschl patent applications entitled “RNA Interference Mediating Small RNA Molecules” listed on Appendix B to the Max Planck US License Agreement, and resulting patents and patent applications.
“Owners” means MIT, Whitehead, UMass and Max Planck, collectively.
“Patent Rights” means the Joint Patent Rights and Max Planck Patent Rights together.

SOUTH ALABAMA MEDICAL SCIENCE FOUNDATION
Licence Agreement between South Alabama Medical Science Foundation (“SAMSF”) and Alnylam, dated November 18, 2004 (“S. Alabama Agreement”)
Limitation on License Grants (Section 3.2 and 3.5)
•	Alnylam’s license is limited under SAMSF Patent Rights to develop, use, have used, make, have made, sell, offer for sale, have sold, import, export, or otherwise distribute Licensed Products in the Field.

•	SAMSF retains the nonexclusive right to use, make and/or practice the Patent Rights, through SAMSF employees or on SAMSF’S behalf by University of South Alabama College of Medicine employees, for its own noncommercial educational and academic research purposes and purposes of the United States Government. SAMSF retains the right to grant nonexclusive rights to other bona fide academic or research institutions to use, make and/or practice Patent Rights solely for noncommercial educational purposes and Permitted Research Purposes.
Certain Sublicense Terms (Section 3.4, Section 11.6)
•	Alnylam has the right to grant one or more sublicenses provided that such sublicenses are consistent with the S. Alabama Agreement and that Alnylam is responsible for the operations of its Sublicensees relevant to the S. Alabama Agreement as if carried out by Alnylam. Alnylam is required to incorporate into each such sublicense terms in the S. Alabama Agreement set forth with respect to SAMSF and SAMSFs rights. No sublicense agreement may contain any provision which would cause it to extend beyond the term of the S. Alabama Agreement. (See paragraph after next).

•	Alnylam is required to notify SAMSF of each Sublicensee with whom it concludes a sublicense within 45 days of full execution of said sublicense and to provide a copy of each sublicense agreement within the same time period; provided that such copy may be redacted to the extent that (a) Alnylam is obligated to keep certain terms confidential or (b) terms in such agreement are not relevant to material obligations to SAMSF under this Agreement.

•	Sublicenses granted by Alnylam survive termination and are assigned to SAMSF. SAMSF may require Sublicensees to agree in writing to be bound by the applicable terms of the S. Alabama Agreement.
Milestone Payments (Section 4.2)
•	Alnylam is obligated to make the following payments, upon achievement of milestones listed below:
[**]
•	A milestone will be deemed to be met by Alnylam if met by an Affiliate or a Sublicensee of Alnylam. Alnylam has to notify SAMSF in writing within [**] days upon the achievement of each milestone and make the payment at the same time. Milestone fees are non-creditable.
Royalty and Annual Payment Obligations (Sections 4.3 and 4.4)

•	Running royalties are payable by Alnylam on a country-by country basis as follows (only one royalty is due on any Licensed Product):
(a)	[**] percent ([**]%) of Net Sales of a Licensed Product if such Licensed Product is covered by one or more issued claims under Patent Rights in the country where such Licensed Products are sold, payable until the expiration of the last to expire Patent Rights in such country; and

(b)	Sales of Licensed Products by Alnylam to its Affiliates or to Sublicensees, or among them, are excluded from the royalty obligation.
Annual payments are due to SAMSF on each anniversary of the S. Alabama Agreement to maintain the exclusivity of the license, beginning with the third anniversary date. The payments are fully creditable against any milestone fees and/or earned running royalties due in the same calendar year, and will be payable according to the following schedule: (a) years [**]; (b) years [**]-termination: $[**]
Sublicense Consideration (Section 4.5)
•	Alnylam is required to pay SAMSF [**]% of Sublicense Consideration received for granting a sublicense that is not for contract services and not for a Research and Development Collaboration.
Payments, Records and Reports (Article 5)
•	Within [**] months after March 31, June 30, September 30, and December 31 of each year, Alnylam is required to deliver to SAMSF a true and accurate report, giving such particulars of the business conducted by Alnylam, its Affiliates, and its Sublicensees, on a country-by-country basis, during each 3 calendar months preceding March 31, June 30, September 30, and December 31 as are pertinent to an account for royalty payments under the S. Alabama Agreement. Such report shall include at least:
(a)	the quantities of Licensed Product produced;

(b)	the total Sales and Net Sales of such Licensed Product;

(c)	a detailed listing of all permitted deductions from the total amount of Net Sales of such Licensed Product;

(d)	the calculation of royalties thereon;

(e)	the total royalties so computed and due SAMSF; and

(f)	All Sublicense Consideration payable to SAMSF in accordance with Section 4.5 hereunder.
•	Alnylam is required to pay to SAMSF the amount due for the period of a report at the same time as the report is delivered. The first report and payment due under the S. Alabama Agreement is due within [**] months after the conclusion of the quarter in which the first Sale of a Licensed Product occurs.

•	Beginning on the third anniversary of the Effective Date, and annually thereafter, Alnylam shall deliver to SAMSF a summary written report as to Alnylam’s efforts and accomplishments during the preceding year in commercializing Licensed Products and its development and commercialization plans for the upcoming year.

•	During the term of this Agreement and for [**] years thereafter, Alnylam is required to keep records of its, its Affiliates’ and its Sublicensees’ Sales and Net Sales of Licensed Products in sufficient detail to enable the royalties payable to be determined. Alnylam is required to permit a Certified Public Accountant engaged by SAMSF and reasonably acceptable to Alnylam to periodically examine, upon [**] days prior written notice, but in no instance more than [**] per year, its books, ledgers, and records for the purpose of conducting an inspection and audit and to the extent necessary to verify any report required under this Agreement. The information is to be available for inspection, audit, and copying by SAMSF or SAMSF’S representative or agent at Alnylam’s principal place of business, during reasonable business hours. SAMSF or SAMSF’S representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Alnylam is required to cooperate in the performance of such inspection and audit, and to cause its accountants and bookkeepers to cooperate fully in the inspection and audit. Such inspection and audit is be at the sole expense of SAMSF, except if the amount due to SAMSF under this Agreement is determined to have been underpaid by more than [**] percent ([**]%), then Alnylam is required to pay the cost of such inspection and audit, the full amount of any underpayment, and accrued interest with respect to such underpayment at the maximum rate of interest allowed by law.
Performance Milestones and Diligence (Article 6)
•	Alnylam is required to use commercially reasonable efforts in the development of Licensed Products and has sole discretion over the commercialization of the Licensed Products. Alnylam’s obligations will be met if it or any Affiliate or Sublicensee achieves the milestones below within the time frames indicated (a) [**] of Effective Date; (b) [**] of the Effective Date.

•	If Alnylam fails to achieve any of the milestones, and SAMSF so notifies Alnylam in writing, Alnylam and SAMSF will negotiate in good faith to determine how Alnylam can either remedy such failure or achieve alternate milestones. If Alnylam fails to make any required efforts, after they are so determined, and does not remedy that failure within [**] days of written notice by SAMSF, then SAMSF may by written notice terminate the license or convert it to non-exclusive, at SAMSF’S sole discretion.
Patent Infringement and Marking (Article 8)
•	Alnylam and SAMSF agree to notify the other promptly of any infringement of the licensed Patent Rights of which it becomes aware. Alnylam has the option to commence legal proceedings with respect to such infringement and Alnylam is required to give careful consideration to the views of SAMSF in making its decision whether or not to commence such proceedings. Alnylam will use commercially reasonable efforts and attorneys of its choice to enforce the licensed Patent Rights or, subject to SAMSF’S concurrence, may obligate an Affiliate or Sublicensee to carry out an infringement action on behalf of Alnylam according to the terms set forth in Article 8. SAMSF will have the option to participate, at its own cost. If SAMSF is requested by Alnylam to join such the action, then Alnylam shall pay all reasonable out of pocket costs and expenses incurred by SAMSF.

•	Any monetary recovery or reimbursement in connection with an infringement action commenced by Alnylam or its Affiliates or Sublicensees is to be applied first to reimburse Alnylam, its Affiliates or its Sublicensees, if applicable, for all out-of-pocket expenses (including reasonable attorneys fees) incurred in prosecuting the action and for the expenses of SAMSF borne by Alnylam, and then to reimburse SAMSF for royalties withheld. In the event that Alnylam elects not to exercise its option to prosecute an infringement of the licensed Patent Rights pursuant to Article 8, SAMSF may do so at its own cost and expense, controlling such Action and retaining all recoveries therefrom.

•	Alnylam is required to mark, and to have marked by its Affiliates and Sublicensees, every Licensed Product covered by Patent Rights, manufactured for Sale or intended for Sale in the United States, that is manufactured, used or sold by Alnylam, its Affiliates or Sublicensees.
Indemnification, Product Liability & Insurance (Article 9)
•	Alnylam is required to protect, defend, hold harmless and indemnify SAMSF, the University of South Alabama College of Medicine, their respective directors, trustees, officers, managers, employees, students and agents, and the successors and assigns of any of the foregoing (collectively, the “Indemnitees”) at the expense of Alnylam for and from any and all claims, causes of action, court or administrative orders, and liability (including but not limited to product liability and strict liability) for any loss, expense (including reasonable attorney’s fees, court costs, any costs of settlement and other legal expenses), injury, damage, or act in conjunction with or arising out of (1) practice by Alnylam, its Affiliates or its Sublicensees, their directors, trustees, officers, employees, contractors, subcontractors and agents, of the Patent Rights or (2) the design, manufacture, distribution or use of Licensed Products.

•	Alnylam has agreed that the Indemnitees shall have no liability to Alnylam or to any purchasers or users of Licensed Products for any claims, demands, losses, costs, or damages suffered by Alnylam or purchasers or users of Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use or sale of such Licensed Products (“Claims”). Alnylam is required to defend, indemnify and hold harmless the Indemnitees from any such Claims, provided that (i) Alnylam is notified promptly of any Claims, (ii) Alnylam has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all Indemnitees cooperate to the extent necessary in the defense of any Claims.

•	Alnylam is required to obtain policies of comprehensive general liability insurance with limits not less than [**] dollars ($[**]) per occurrence with an annual aggregate of [**]dollars ($[**]) and to name Indemnitees as additional insureds. The policies are required prior to initiation of human clinical testing of Licensed Products, and must be maintained for so long as Alnylam manufactures, uses or sells any Licensed Product(s). The comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Alnylam’s indemnification under the S. Alabama Agreement. If the product liability coverage does not provide for occurrence liability, Alnylam is required to maintain such comprehensive general liability insurance for a reasonable period of not more than [**] years after it has ceased commercial distribution or use of any Licensed Product. A plan of self-insurance reasonably expected to provide coverage comparable to the above is permitted.
Press Releases and Certain Confidentiality Terms (Section 10.1 and 10.7)
•	Alnylam is required not to issue any press release or other public statements in connection with the S. Alabama Agreement intended for use in the public media without the express written approval of SAMSF, which approval shall not be unreasonably withheld. An exception exists if the statement is required by law or in the normal course of business identification and description.

•	Alnylam is prohibited from disclosing Confidential Information it receives to any third party except: (i) in accordance with the exceptions recited in Section 10.4 of the S. Alabama Agreement; (ii) under a confidentiality agreement to a Sublicensee or potential Sublicensee; or (iii) with the prior written consent of SAMSF.

Rights on Termination (Section 11.6, 11.7, 11.8)
•	On termination for any reason, Alnylam and its Sublicensees have the right to sell or discpose of stock of any Licensed Products, subject to payment of royalties and fees to SAMSF.

•	SAMSF may terminate the S. Alabama Agreement if Alnylam is adjudged bankrupt.
Government Compliance (Article 12)
•	Alnylam and its Affiliate and Sublicensees are required to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Patent Rights, Licensed Products or other activities undertaken pursuant to the S. Alabama Agreement.
Dispute Resolution (Article 13)
•	Alnylam is required to attempt to settle controversies under the Agreement through consultation between senior executives of each party ([**] days), and if not successful then through mediation (60 days), and if not successful then judicially.

CANCER RESEARCH TECHNOLOGY
Licence Agreement between Cancer Research Technology Ltd. (“CRT”) and Alnylam, dated July 18, 2003 (“CRT Agreement”)
Brief Summary of Technology Covered by License:
CRT granted Alnylam exclusive rights to develop and commercialize RNAi therapeutics under certain patent rights relating to “Inhibiting Gene Expression with dsRNA”.
Scope of License Grant (Sections 2.1 — 2.3, 2.5)
•	The license granted to Alnylam and its Affiliate(s) is limited to an exclusive, worldwide license in the Field under the CRT Patent Rights to research, develop, have developed, use, keep, make, have made, import, have imported, sell, have sold and otherwise dispose or offer to dispose of Licensed Products. Except as necessary for the development and/or sale of Licensed Products in the Field, Alnylam does not have rights to make use of the CRT Patent Rights for any diagnostic application, as research tools or reagents, for target validation, or for small molecule drug discovery.

•	CRT and Cancer Research UK have the right to use, and CRT has the right to consent to the use by academic research institutions (including for the sake of clarity those in receipt of Cancer Research UK funding) of, the CRT Patent Rights in the Field for internal, or in collaboration with another academic research institution, non-commercial, non-commercially sponsored research. For the sake of clarity, Cancer Research UK-funded Researchers are permitted under the CRT Patent Rights to conduct clinical trials of potential dsRNA therapeutic agents as part of their Cancer Research UK-funded academic research.

•	CRT grants an option to Alnylam and its Affiliates to enter into non-exclusive, non-sublicenseable and non-assignable licenses under the CRT Patent Rights in the fields of either or both of [**] and [**] on terms to be agreed in good faith between CRT and Alnylam, the payment terms in respect of each license which shall be no more than annual payments of [**] pounds sterling (£[**]) or any (lesser) sum that may be agreed between CRT and a Third Party licensee after the Commencement Date in the same field (other than a license pursuant to which, or under the terms of a related agreement, significant resources are provided by the Third Party in respect of a collaboration in the field).
Restrictions on Sublicensing by Alnylam (Section 2.4)
•	Any Sub-license entered into by Alnylam must be limited to the Field and contain restrictions in equivalent terms to those set out in Clause 2.1 of the CRT Agreement.

•	Any Sub-license shall terminate automatically on the expiry or termination for whatever reason of the CRT Agreement. If the CRT Agreement is terminated pursuant to Clause 10 of the CRT Agreement, CRT has agreed to enter into a direct licensing arrangement with any Sub-licensee on terms substantially similar to those contained in the CRT Agreement save that any license granted by CRT to any Sub-licensee shall be consistent with the terms of the Sub-license granted by Alnylam (or its Affiliate) in relation to field, territory, exclusivity, rights to sub-license and payment provisions. However, if the CRT Agreement is terminated by Alnylam pursuant to Clause 10.2 of the CRT Agreement, the foregoing shall apply save that the granting of such license by

CRT shall be subject to CRT’s consent. Nothing in Clause 2.4 of the CRT Agreement shall confer upon CRT any obligation to enter into a direct licensing arrangement with the Sub-licensee where the Sub-licensee is in default of its obligations under the Sub-license. CRT shall not be expected to take any responsibility for any disputes between Alnylam (or its Affiliate) and its Sub-licensees relating to the terms of the Sub-license(s) and notwithstanding the foregoing, CRT shall not be obliged to enter into a direct license with a Sub-licensee in circumstances in which the Sub-licensee reserves any right to maintain a claim against CRT where such claim was previously maintained against Alnylam (or its Affiliate).

•	Sublicensees are required to undertake to CRT directly to allow the same access to the books and records as CRT has to Alnylam’s books and records under the CRT Agreement.

•	Sublicensees are restricted with respect to rights to assign in equivalent terms to those set out in Clause 15 of the CRT Agreement and any further sublicensing must be subject to the terms of Clause 2.4 of the CRT Agreement.

•	Alnylam or its Affiliate shall (subject to Alnylam’s and its Affiliate’s right to redact confidential information not related to CRT’s rights hereunder) provide to CRT in confidence a copy of each and every Platform Sub-license entered into.
Royalty Payment Obligation (Sections 3.2.1 and 3.3)
•	Royalties of [**]% of Net Sales of Royalty Licensed Products in the Field are payable to CRT.

•	If at any time prior to or during the period for the payment of royalties under the CRT Agreement in relation to any particular territory, a Sub-licensee elects in its reasonable opinion to take a license from a Third Party to any Blocking IP to develop, make, sell, or otherwise dispose of Licensed Products, the royalties set forth in Clause 3.2.1 shall be reduced by [**]% of the amount paid to such Third Party to access said Blocking IP. In no event shall the royalty payable to CRT be reduced below [**]%.
Royalty Reports and Payment (Sections 4.2.1 and 5.1)
•	Royalty payments are required to be made to CRT within 30 days of the end of the Quarter in which sales of the relevant Licensed Products took place.

•	Following the earlier of first commercial sale of a Licensed Product in the Field by Alnylam or its Affiliate or the grant of a Sub-license, Alnylam is required to prepare an annual statement showing all monies due to CRT under the CRT Agreement for the previous calendar year, on a country by country basis. The statement shall include the number of units of each Royalty Licensed Product sold in each country in which sales occurred, and shall be submitted to CRT within 60 Business Days of March 31st of each year. If CRT gives notice pursuant to the CRT Agreement that it does not accept the statement, Alnylam shall make available to an independent accountant all books and records required for the purpose of certifying such statement.
Books and Records (Section 5.2)

•	Sub-licensees are required to keep true and accurate records and books of account containing all data necessary for calculating amounts payable to CRT. Such records and books of account shall be kept for 5 years following the end of the calendar year to which they relate, and shall, upon reasonable notice having been given by CRT, be open at all reasonable times on Business Days for inspection by an independent firm of accountants.
Diligence and Reporting (Article 6)
•	Alnylam shall use reasonable efforts to develop, make, market, sell, and otherwise dispose of Licensed Products in all therapeutic areas within the Field and market each Licensed Product in the Field throughout the United States, Europe and Japan.

•	CRT shall provide notice to Alnylam of its knowledge of a willing potential sub-licensee. Without prejudice to Clause 6.1 of the CRT Agreement, in the event that Alnylam (itself or through Affiliates or Sub-licensees) declines to develop, make, market, sell or otherwise dispose of Licensed Products in any therapeutic area or any indication within the cancer therapeutic area within the Field or any territory within the Territory in the Field, Alnylam shall (save as hereinafter provided) upon direct approach made by, or receipt of notice from CRT of a willing potential sublicensee in respect of a Licensed Product that has demonstrated clinical efficacy be obliged to enter into negotiations in good faith with such Third Party to enter into a Sub-license in relation to such therapeutic area, indication, or territory. The preceding provisions of Clause 6.2 of the CRT Agreement shall not apply in respect of any therapeutic area, indication, or territory in respect of which Alnylam provides to CRT’s reasonable satisfaction evidence that the conclusion of a Sub-license would:

•	(a) be contrary to sound and reasonable business practice applicable to pharmaceutical development; or

•	(b) not materially increase the availability of therapeutic products covered by the CRT Patent Rights.

•	If CRT believes that Alnylam has failed to meet the diligence requirements set forth in Clause 6 of the CRT Agreement, but Alnylam fails to reestablish diligence within [**] of receipt of notice from CRT, CRT’s remedy is limited to, at CRT’s discretion, termination of Alnylam’s license under the CRT Patent Rights in the particular territory or therapeutic area or, with respect to Clause 6.2 of the CRT Agreement, indication within the cancer therapeutic area for which Alnylam has failed to meet the diligence requirements. For the sake of clarity, should Alnylam’s license be terminated in respect of a therapeutic area or territory pursuant to Clause 6.3 of the CRT Agreement, CRT shall be free to offer such therapeutic area or territory to a potential licensee.

•	Within 30 days of the end of each Year, Alnylam shall provide CRT with a written report of the steps taken by Alnylam, its Affiliates and Sub-licensees to comply with the performance obligations of Clause 6.1 and Clause 6.2 of the CRT Agreement. Alnylam’s annual statement shall also include a detailed description of therapeutic areas and territories under development and an overview of Alnylam’s development plans for the forthcoming year (itself or through Affiliates or Sub-licensees).

•	If Alnylam intends to undertake a Phase I Clinical Trial of any Licensed Product in the UK, Alnylam shall, at its option, notify CRT with the particulars of the proposed investigation, and allow Cancer Research UK the opportunity of conducting or procuring the conduct of the investigation on behalf of Alnylam or participate in such an investigation, subject to the agreement of terms acceptable to Alnylam, CRT and Cancer Research UK.
Prosecution and Enforcement (Sections 7.1, 7.2, 7.4 and 7.5)
•	CRT shall or shall procure in consultation with and (except as set forth in Clause 7.2) at the reasonable expense of Alnylam the filing, prosecution, and maintenance of any patents and patent applications comprised within the CRT Patent Rights. Alnylam shall bear (except as set forth in Clause 7.2) the full expense and shall reimburse in full and hold CRT harmless in respect of any and all reasonable fees, charges, costs, levies or expenses incurred by CRT or its agents after the Commencement Date in relation to such applications.

•	The reasonable costs of opposition and interference proceedings in relation to the CRT Patent Rights (together “Challenges”) shall be borne equally by the Parties. In the event that the total aggregate costs of Challenges in any year exceed $[**], CRT shall be free to make no further contribution to the costs of Challenges and all further costs incurred during that year (“Further Challenge Costs”) and, at Alnylam’s option, the future control of such Challenge(s) shall be borne by Alnylam solely. CRT shall give credit for [**]% of Further Challenge Costs actually paid by Alnylam against sums due from Alnylam to CRT pursuant to Clause 3 of the CRT Agreement from that time forward. In the event that one or more of the CRT Patent Rights are the subject of a declaration of interference by the USPTO as interfering with claims in a patent or patent application which is owned by or licensed by Alnylam or its Affiliate, CRT and Alnylam shall negotiate in good faith to reasonably agree on a mechanism outside the USPTO which simplifies the issues involved in determining priority and which awards priority to the appropriate party to the interference.

•	In any country where Alnylam elects not to have a patent application included in CRT Patent Rights filed or to pay expenses associated with filing, prosecuting, interference or equivalent proceedings, or maintaining a patent application or patent included in CRT Patent Rights, CRT may file, prosecute, continue with interference or equivalent proceedings, and/or maintain such patent application or patent at its own expense and for its own exclusive benefit and Alnylam (and its Affiliates) thereafter shall not be licensed under such patent or patent application. For the sake of clarity, should Alnylam elect not to continue with interference or equivalent proceedings and CRT elect to continue with such proceedings, Alnylam (and its Affiliates) shall cease to be licensed for the patent subject to interference for that territory.

•	Alnylam shall, at its option and at its own cost, defend and enforce or shall procure the defense or enforcement of the rights under the CRT Patent Rights. If Alnylam opts not to defend or enforce the relevant CRT Patent Rights, Alnylam shall grant to CRT (if CRT so requests) any and all rights that would be necessary for CRT to undertake the enforcement or defense. If Alnylam is unable to grant such rights, then it shall, at CRT’s request, grant to CRT the right to conduct such an action in its name. Alnylam shall provide, at CRT’s request and CRT’s reasonable expense, such reasonable assistance as CRT may reasonably request in any such proceedings.

Termination for Patent Challenge (Section 10.5)
•	CRT may terminate the CRT Agreement upon 30 days’ written notice to Alnylam if Alnylam or its Affiliate commences legal proceedings, with the exception of interference proceedings declared by the USPTO or any other patent office, contesting the validity of the CRT Patent Rights; or commences itself, or provides any material assistance to a Third Party in relation to, legal proceedings contesting the ownership of the CRT Patent Rights. Any actions taken concerning determination of priority of invention under US patent law between a CRT Patent Right and claims in a patent or patent application which is owned by or licensed by Alnylam or its Affiliate shall not be considered a contest of validity or ownership under Clause 10.5 of the CRT Agreement.
Termination by Alnylam at Will (Section 10.2)
•	Alnylam may terminate the CRT Agreement by written notice to CRT, and the CRT Agreement will terminate 90 days after receipt by CRT of such notice
Definitions:
“Blocking IP” means any and all Patent Rights (other than that licensed under the CRT Agreement) which, if claims covering subject matter of such Patent Rights issue, would render the use, development, manufacture, sale, or other disposal of a Licensed Product unlawful in the absence of a license to such Patent Rights from a Third Party.
“CRT Patent Rights” means the patent applications referred to in Schedule 1 (entitled “Inhibiting Gene Expression with dsRNA”) and all Patent Rights deriving priority from them and all Patent Rights deriving priority from such Patent Rights.
“Field” means the development of RNAi therapeutic products for the treatment of human disease (including by means of gene therapy).
“Licensed Products” means product or products which, or the process of production of which, or the use of which falls within the scope of a Valid Claim of the CRT Patent Rights and Licensed Product shall be construed as any one of them.

SCHEDULE 6.4
EXISTING ALNYLAM IN-LICENSE AGREEMENT SUMMARIES
[**]

Schedule 6.4B

STANFORD
Agreement between the Board of Trustees of the Leland Stanford Junior University (“Stanford”) and Alnylam, dated September 17, 2003 (“Stanford Agreement”)
Brief Summary of Technology Covered by License:
Stanford granted Alnylam co-exclusive rights under an invention relating to “Efficient RNA Transfection in the Livers of Living Mice” from the laboratory of Mark Kay, and certain patent rights relating to [**] for the delivery of ex-vivo synthesized siRNA Molecules for research, development and therapeutic uses.
Limitations on Scope of License (Articles 3 and 4; Sections 6.10, 13.2 and 13.7)
•	The license granted to Alnylam is limited to a worldwide license under the Invention and Licensed Patents in the Licensed Field of Use to make, have made, use, have used, sell, have sold, import, and have imported Licensed Product.

•	The license to Alnylam is Co-Exclusive, including the right to sublicense in the Licensed Field of Use. If the other Co-Licensee discontinues licensing this Field of Use, then the Field of Use will become exclusive for Alnylam. If the other Co-Licensee discontinues any other therapeutic license under the Licensed Patents, Stanford will so inform Alnylam and Alnylam will have the option to obtain an exclusive, worldwide sublicensable license to such therapeutic field. The terms of any such license will be negotiated in good faith by Stanford and Alnylam. This option may be exercised by Alnylam by written notice to Stanford at any time during a period of 90 days after notification by Stanford.

•	Stanford may practice the Invention and use the Technology for its own bona fide research, including sponsored research and collaborations. Stanford has the right to publish any information included in the Technology and Licensed Patents.

•	The Stanford Agreement is subject to all of the terms and conditions of Title 25 USC 200-204, including an obligation that Licensed Product sold or produced in the U.S. be “manufactured substantially in the U.S.” Alnylam will take all reasonable action necessary on its part as licensee to enable Stanford to satisfy its obligations to the U.S. Government under Title 35.

•	If Alnylam or its sublicensee(s) is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee, Alnylam will, at Stanford’s request, negotiate in good faith a sublicense under the Licensed Patents, provided that the same request has been made of the other Co-Exclusive licensee. Bona fide business concerns of Alnylam will be considered in any good faith negotiations for a sublicense under the Stanford Agreement and Alnylam will not be required to license/sublicense any other intellectual property to such sublicensee. If the other Co-Exclusive licensee itself or through its sublicensees is already developing a product in the market or market territory for which there is a willing sublicensee, Alnylam will not be required to sublicense to such party. If any other issue arises in the context of such required sublicensing, Stanford will discuss and try to resolve such issue with Alnylam in good faith.

•	Alnylam may grant royalty-free or noncash sublicenses or cross-licenses only if Alnylam pays all royalties due Stanford from sublicensee’s Net Sales.
Diligence and Reporting (Article 5)
•	Alnylam is required to use all commercially reasonable efforts and diligence to develop, manufacture, and sell or lease Licensed Product and to diligently develop markets for the Licensed Product. In particular, Alnylam is required to meet the following milestones, which will satisfy Alnylam’s diligence obligations: (1) By the end of the year 2005, Alnylam will select the method of delivery. (2) By the end of the year 2006, Alnylam will optimize the lead. (3) By the end of the year 2008, Alnylam will conclude preclinical development. If Alnylam in good faith fails to meet a milestone set forth above, and Alnylam fails to reestablish diligence within [**], Stanford may terminate the Stanford Agreement. Stanford may also terminate the Stanford Agreement if Alnylam has not sold Licensed Product for any [**] period after Alnylam’s first commercial sale of Licensed Product. Efforts of Alnylam’s sublicensees or Affiliates will be considered efforts of Alnylam.

•	On or before September 30 of each year until Alnylam markets a Licensed Product, Alnylam is required to make a written annual report covering the preceding year ending June 30, regarding progress toward commercialization of Licensed Product. The report must include, as a minimum, information (e.g., summary of work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones and market plans for introduction of Licensed Product) sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government, and for Stanford to ascertain progress by Alnylam toward meeting the diligence requirements of Article 5 of the Stanford Agreement.
Royalty Payment Obligation (Article 6)
•	On each anniversary of the Effective Date, a minimum yearly royalty of $[**] must be paid to Stanford, which payments are non-refundable but creditable against earned royalties to the extent provided in Section 6.4.

•	Earned royalties of [**]% of Net Sales for Licensed Product are payable to Stanford, subject to the following:
(i)	Royalty Payments are reduced up to [**]% (from [**]% of Net Sales down to [**]% of Net Sales) by the amount of royalty paid to access additional intellectual property necessary in order to sell Licensed Products (“Additional Earned Royalties”).

(ii)	Such royalty payments shall be reduced as follows:
(1)	[**]% if Additional Earned Royalties are [**]% or less.

(2)	[**]% if Additional Earned Royalties are greater than [**]% but less than [**]%.

(3)	[**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

(4)	[**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

(5)	[**]% if Additional Earned Royalties are equal to or higher than [**]%.
(iii)	Only one royalty is due on each Licensed Product, regardless of whether its manufacture, use, importation, or sale is covered by more than one patent or patent application included in Licensed Patents, and no further royalties will be due for use of such Licensed Product by Alnylam or its sublicensee’s customers.
•	Creditable payments under the Stanford Agreement will be an offset against each earned royalty payment which is required to be paid under Section 6.3 until the entire credit is exhausted.

•	If the Stanford Agreement is not terminated in accordance with other provisions, royalties must continue to be paid on all Licensed Products that are either sold or produced under the license granted in Article 3, whether or not such Licensed Products are produced before the Effective Date or sold after the Licensed Patents have expired.
Restrictions on Sublicensing by Alnylam (Sections 13.1, 13.3-13.5 and 13.7)
•	Alnylam may grant sublicenses in the Co-exclusive Licensed Field of Use during the Co-Exclusive period (a) only in conjunction with intellectual property under Alnylam’s control; and (b) only if Alnylam is developing or selling Licensed Products in the Co-Exclusive Licensed Field of Use.

•	Any sublicense granted by Alnylam under the Stanford Agreement must be subject and subordinate to the terms and conditions of the Stanford Agreement.

•	Any sublicense will expressly include the provisions of Articles 7 (Royalty Reports, Payments and Accounting), 8 (Negation of Warranties) and 9 (Indemnity) for the benefit of Stanford.

•	If a sublicensee desires that its sublicense survive the termination of the Stanford Agreement, Stanford has agreed that the sublicense will revert to Stanford subject to the transfer of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if the Stanford Agreement is terminated.

•	Alnylam will provide Stanford in confidence a copy of all relevant portions of any sublicenses granted under the Stanford Agreement.
Restrictions on Further Sublicensing by Sublicensee (Section 13.3)
•	Sublicensees may not further sublicense, except that Sublicensees may further sublicense rights under Licensed Patents only as needed or implied in the course of distribution or performance of service as required for the sale to an end user of Licensed Products.
Royalty Reports, Payments, and Accounting (Article 7)
•	Beginning with the first sale of a Licensed Product, Alnylam is required to make written reports (even if there are no sales) and earned royalty payments within 30 days after the end of each calendar quarter. The report must be in the form of Appendix B to the Stanford Agreement and state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter, and calculation of earned royalty payment due. With each report, royalty payments due for the completed calendar quarter must be paid.
•	A written report is due within 90 days after the license expires under Section 3.2 of the Stanford Agreement. Alnylam is required to continue to make reports after the license has expired, until all Licensed Product produced have been sold or destroyed. Royalty payments must also continue to be made, concurrent with the submittal of each post-termination report.

•	Records must be kept and maintained for 3 years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license, including general-ledger records of cash receipts and expenses, as well as other information sufficient to determine royalties due, including production records, customers, and serial numbers, and related information in sufficient detail to enable Alnylam to determine the royalties payable under the Stanford Agreement.

•	An independent certified public accountant selected by Stanford and acceptable to Alnylam is permitted to examine such books and records from time to time (but no more than once a year) to the extent necessary to verify the royalty and termination reports as detailed in the Stanford Agreement.
Prosecution and Enforcement (Section 6.9; Article 12)
•	Stanford will be responsible for the filing, prosecution and maintenance of the Licensed Patents. Throughout the term of the Stanford agreement, Alnylam will retain rights to any claims that have support in the Licensed Patents, whether or not they are in a CIP. If Stanford elects not to continue to seek or maintain patent prosecution on any Licensed Patent in any country during the co-exclusive term despite Alnylam’s willingness to pay its share of the prosecution costs, Alnylam will have the right, at its expense, to procure, maintain and enforce in any country such Licensed Patent.

•	Stanford, Alnylam and the other Co-Exclusive licensee will meet to discuss any suspected infringement of any Licensed Patent by a third party during the Co-Exclusive period of the Stanford Agreement. If the Field-of-Use becomes Exclusive for Alnylam, Stanford and Alnylam will meet to discuss the matter during the Exclusive period of the Stanford Agreement.

•	If Stanford does not choose to institute suit against said third party within 60 days of notification, then the suit may be brought in both Alnylam’s and the other Co-Exclusive licensee’s names, and Stanford’s name if necessary, and Alnylam and Co-Exclusive licensee will share equally the out-of-pocket costs thereof and any recovery or settlement. In such situation, Alnylam and the other Co-Exclusive licensee will agree to the manner in which they exercise control over such action and if either party desires to also be represented by separate counsel of its own selection, such party will pay the fees for such counsel.

•	If both Stanford and the other Co-Exclusive licensee, or Stanford if there is no other Co-Exclusive Licensee, choose not to institute suit against said third party within 60 days of notification, then Alnylam will have the right to institute suit in its own name or if necessary, in Stanford’s name, to enjoin such infringement. Alnylam will bear the entire cost of such litigation and will be entitled to retain the entire amount of any recovery or settlement. However, any recovery in excess of litigation/settlement costs will be considered Net Sales and Alnylam must pay Stanford royalties as indicated in Article 6 of the Stanford Agreement.
Negation of Warranties (Article 8)
•	Stanford has represented and warranted to Alnylam that, to the best of Stanford’s OTL knowledge, Stanford is the sole owner of Stanford Licensed Patents and has the right to enter into the Stanford Agreement and to grant the rights and licenses set forth therein.

•	Notwithstanding the foregoing, nothing in the Stanford Agreement or any sublicense agreement shall be construed as:
(i) Stanford’s warranty or representation as to the validity or scope of any Licensed Patent;
(ii) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted under the Stanford Agreement or any sublicense agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;
(iii) An obligation to bring suit against third parties for infringement, except as described in Article 12 of the Stanford Agreement;
(iv) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Stanford or other persons other than Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patents; or
(v) An obligation to furnish any technology or technological information.
Except as expressly set forth in the Stanford Agreement, it is acknowledged and agreed that Stanford makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that Licensed Products will not infringe any patent, copyright, trademark, or other rights, or any other express or implied warranties.
•	Nothing in the Stanford Agreement or any sublicense agreement grants any sublicensee any express or implied license or right under or to U.S. Patent 4,656,134 entitled “Amplification of Eucaryotic Genes” or any patent application corresponding thereto.
Indemnification and Insurance (Article 9)
•	Alnylam is required to indemnify, hold harmless, and defend Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents against all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patents, Licensed Products, by Alnylam or any sublicensee, or their customers except to the extent such claims are due to the gross negligence or willful misconduct of Stanford. Upon notification to Alnylam in writing of any such claim, Alnylam shall manage and control, at its own expense, the defense of such claim and its settlement. Alnylam agrees not to settle any such claim against Stanford without Stanford’s written consent where such settlement would include any admission of liability on the part of Stanford, where the settlement would impose any restriction on the conduct by Stanford of any of its activities, or where the settlement would not include an unconditional release of Stanford from all liability for claims that are the subject matter of such claim.
•	Subject to Section 9.1, neither Stanford nor Alnylam shall be liable to each other for any loss profit, expectation, punitive or other indirect, special, consequential, or other damages whatsoever, in connection with any claim arising out of or related to the Stanford Agreement whether grounded in tort (including negligence), strict liability, contract, or otherwise.

•	Alnylam shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities performed under the Stanford Agreement.

•	Alnylam shall maintain, during the term of the Stanford Agreement, Comprehensive General Liability Insurance, including Product Liability Insurance prior to commercialization, with a reputable and financially secure insurance carrier to cover the activities of Alnylam and its sublicensees. Upon initiation of human clinical trials of any Licensed Product, such insurance will provide minimum limits of liability of Five Million Dollars and will include Stanford and Stanford Hospitals and Clinics, and their respective trustees, directors, officers, employees, students, and agents as additional insureds. Insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of the Stanford Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Alnylam will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to Stanford. Alnylam will advise Stanford, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Alnylam will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.
Certain Termination Rights (Section 14.1)
•	Alnylam has the right to terminate the Stanford Agreement by giving Stanford at least 30 days’ prior written notice.
Definitions:
“Co-Exclusive” means that Stanford will only grant one further license in the Licensed Territory in the Licensed Field of Use.
“Invention” means “Efficient RNA Transfection in the Livers of Living Mice” from the laboratory of Mark Kay, as described in Stanford Docket S00-012.
“Licensed Field of Use” means delivery of ex-vivo synthesized siRNA Molecules for research, development and therapeutic uses (including a diagnostic necessary for development, sale or reimbursement of a therapeutic Licensed Product). The Licensed Field of Use specifically excludes delivery of any system producing in vivo expressed siRNAs for therapeutic use, including but not limited to episomal and integrated vectors, and recombinant viruses.
“Licensed Patents” means all patent applications filed on the Invention and all patents issuing thereon, including certain patent applications entitled [**] and any divisions, continuations and any foreign patent application or equivalent corresponding thereto, and any Letters patent or equivalent thereof issuing thereon or reissue, reexamination or extension thereof. Continuation-in-part applications that are offered to the other co-exclusive licensee will also be offered to Alnylam for licensing in the Licensed Field of Use.
“Licensed Product” means any product or part in the Licensed Field of Use, the manufacture, use or sale of which (a) is covered by a valid claim of an issued, unexpired Licensed Patent directed to the Invention in the country in which it is made, used or sold; or (b) is covered by any claim being prosecuted in a pending application of Licensed Patents in the country in which it is made, used or sold unless such claim has been pending in such application or an earlier application of Licensed Patents for greater than [**] years.
“siRNA Molecule” means an agent that modulates expression of a target gene by an RNA interference mechanism.

ISIS
Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc. (“Isis”), and Alnylam, dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, June 10, 2005 and two letter agreements dated January 31, 2008 (as amended, “Isis Agreement”)
Brief Summary of Technology Covered by License:
Isis granted Alnylam co-exclusive rights to develop and commercialize certain double-stranded RNAi products under certain patent rights and know-how, including Isis Current Motif and Mechanism Patents, Isis Current Chemistry Patents, Isis Future Motif and Mechanism Patents and Isis Future Chemistry Patents.
Alnylam granted Isis non-exclusive rights (including options) to research and develop certain single-stranded and double-stranded RNAi products, and to develop and commercialize certain single-stranded RNAi products, under certain patent rights and know-how, including Alnylam Current Motif and Mechanism Patents, Alnylam Current Chemistry Patents, Alnylam Future Motif and Mechanism Patents and Alnylam Future Chemistry Patents.
Limitations on Scope of License (Section 5.1 and 5.3; Article 6, as amended on March 11, 2004 and January 31, 2008; Sections 10.2 and 11.7)
•	Alnylam is granted co-exclusive (with Isis) licenses under Isis Current Motif and Mechanism Patents and Isis Current Chemistry Patents and subject to Section 11.8 under Isis Future Motif and Mechanism Patents, Isis Future Chemistry Patents and Isis’ rights in Joint Patents to research, develop, make, have made, use, import, offer to sell and sell Double Stranded RNA and Double Stranded RNA Products.

•	The licenses granted to Alnylam exclude the right to practice the Isis Excluded Technology.

•	Isis retains its rights in the Isis Patent Rights and in the Joint Patents (x) exclusively for the Isis Exclusive Targets and (y) exclusively for the Isis Encumbered Targets.

•	Licenses to Isis Patent Rights that are joint patents with Third Parties (i.e., invented by one or more Isis inventors and one or more non-Isis inventors) are licensed subject to the retained rights of any non-Isis inventors and their assignees and licensees. Any such retained rights of non-Isis inventors and their assignees and licensees existing as of the Effective Date are set forth in Exhibit 5.3(c) attached to the Addendum Transmittal to the Isis Agreement.

•	Licenses to Isis Patent Rights that are subject to contractual obligations between Isis and Third Parties in effect as of the Effective Date are licensed subject to the restrictions and other terms described in Exhibit 5.3(d) attached to the Addendum Transmittal to the Isis Agreement. Alnylam’s sublicensees are required to comply with such restrictions and other terms.

•	Alnylam is granted a non-exclusive license, with no right to sublicense, to practice any Know-How disclosed to Alnylam during the performance of the Isis Agreement, subject to the non-disclosure obligations set forth in Article 12 of the Isis Agreement.

In addition, any licenses granted by Alnylam to a Third Party under Alnylam Patent Rights would be subject to the following:
•	Isis is granted non-exclusive licenses to research, develop, make, have made, use and import Isis Products for Research Use, and to research, develop, make, have made, use, import, offer to sell and sell Isis Single Stranded Products.

•	For each Gene Target in the Isis Target Pool, Isis is granted an option, exercisable during a specified period, to obtain a non-exclusive license to research, develop, make, have made, use, import, offer for sale and sell Double Stranded RNA and Double Stranded RNA Products.

•	The foregoing non-exclusive licenses, and options to obtain non-exclusive licenses, exclude the right to practice the Alnylam Excluded Technology.

•	The licenses to Alnylam Patent Rights initially shall not include licenses to Patents licensed by Alnylam from Stanford University, provided, that, if any such licensed Patent become issued Patents, Isis shall have the option of expanding its licenses to Alnylam Patent Rights to include such issued Patents.

•	Isis is granted an option to sublicense certain patent rights licensed by Alnylam from Cancer Research Technology Limited pursuant to the CRT License.

•	Isis is also granted a non-exclusive license to practice any Know-How disclosed to Isis during the performance of the Isis Agreement, subject to the non-disclosure obligations set forth in Article 12 of the Isis Agreement.

•	If Alnylam grants to any Third Party that is not a Major Pharmaceutical Company a license under the Alnylam Patent Rights to develop and commercialize Double Stranded RNA Products, then if (a) either (i) the [**] terms of such license are more favorable to the Third Party than the [**] terms under the Isis Agreement with respect to Isis Products are to Isis, or (ii) the [**] covered by such license exceeds the [**] potentially licensed to Isis under the Isis Agreement for development and commercialization of Double Stranded RNA Products, and (b) the roles to be played by Alnylam and such Third Party in the development and commercialization of Double Stranded RNA Products under such Third Party license, the nature of the Gene Targets covered by such Third Party license and any other relevant terms of such Third Party license do not collectively justify the conditions described in the preceding clauses (a)(i) and/or (a)(ii), then Alnylam shall modify the terms of its licenses to Isis under the Isis Agreement with respect to such conditions so that they are reasonably equivalent to those granted to the Third Party.

•	The Parties are obligated to consult about the need to license any patents Controlled by Third Parties that would be useful or necessary for either Party to research, develop, make, have made, use, sell, offer for sale or import Double Stranded RNA Products. If it is agreed that there is a desire to obtain a license or to acquire any such patent, the Parties will negotiate in good faith regarding (i) the share of the financial obligations relating to the license or acquisition that each Party will bear; (ii) the compensation of any acquisition costs incurred in connection with obtaining the patent rights; and (iii) an agreement by the Parties to abide by all terms of the agreement under which the patent rights are granted.

Certain Sublicense Terms (Sections 5.2, 5.3 and 14.4)
•	Alnylam is not permitted to grant sublicenses under its co-exclusive licenses, except Naked Sublicenses or in connection with a Bona Fide Drug Discovery Collaboration or a Development Collaboration.

•	Alnylam cannot sublicense its right to grant Naked Sublicenses under the Isis Agreement except that Alnylam may permit its sublicensees to grant further sublicenses in connection with an Alnylam Product.

•	The rights of any sublicensee under any permitted sublicense granted in accordance with Section 5.2 will survive the termination of the Isis Agreement.
***Royalty Payment Obligations (Section 7.2)
•	Royalties are payable to Isis on sales of Alnylam Products, equal to [**]% of Net Sales.

•	The royalty may be reduced by [**]% of any additional royalties that Alnylam owes to Third Parties on such Alnylam Product that arise from Alnylam acquiring access to new technologies after the Effective Date (as defined in the Isis Agreement); provided, however that (a) the royalty due under this section can never be less than a floor of [**]% and (b) additional royalties arising as the result of the addition, pursuant to Section 11.8, of Isis Future Chemistry Patents or Isis Future Motif and Mechanism Patents to the Isis Patent Rights licensed to Alnylam cannot be used to reduce the royalty.
Payment Terms and Reports (Section 9.1)
•	Royalties payable under the Isis Agreement are payable on a quarterly basis within 45 days after the end of each calendar quarter. Alnylam is required to provide Isis with a report setting forth (i) gross sales of Alnylam Products by Alnylam, its Affiliates and sublicensees, (ii) all deductions from such gross sales taken in calculating Net Sales, (iii) Net Sales of Alnylam Products by Alnylam, its Affiliates and sublicensees, (iv) royalties payable based on such Net Sales and (v) all other information relevant to the calculation of such royalties, on a product-by-product and country-by-country basis, for each calendar quarter within [**] days after the end of such calendar quarter.
Prosecution; Enforcement (Article 11)
•	Isis will be responsible for preparing, filing, prosecuting, maintaining and taking such other actions as are reasonably necessary or appropriate with respect to the Isis Patent Rights. Alnylam will be responsible for preparing, filing, prosecuting, maintaining and taking such other actions as are reasonably necessary or appropriate with respect to the Alnylam Patent Rights. The RMC will designate the Party responsible for prosecuting and maintaining any Joint Patents.

•	Alnylam will have the sole and exclusive right to assert and enforce any Isis Patent Rights, Alnylam Patent Rights or Joint Patents against any party engaging in an unlicensed or unauthorized making, having made, using, selling, offering for sale or importing of any allegedly infringing Double Stranded RNA; provided, however, that Isis will actively participate in the planning and conduct of any enforcement by Alnylam that includes Isis Patent Rights covering a [**] chemical modification and will take the lead of such enforcement to the extent that the scope or validity of any such Isis Patent Rights covering a [**] chemical modification is at risk. Otherwise, Isis will have sole and exclusive right to assert and enforce any Isis Patent Rights, Alnylam will have sole and exclusive right to assert and enforce any Alnylam Patent Rights, and the RMC will agree in advance on the enforcement of any Joint Patent. A Party’s enforcement rights are further limited under the Addendum Transmittal.

•	If the Enforcing Party fails to initiate proceedings against any actual or suspected infringement within [**] and if the infringer is directly competing with the Nonenforcing Party’s Affected Product, then either (a) the Nonenforcing Party has step-in rights if the license granted to such Party is exclusive or co-exclusive or (b) the Nonenforcing Party will not be obligated to pay royalties during the period for which the Enforcing Party fails to take action to eliminate the infringement if the license granted to such Party is non-exclusive; provided, that clause (b) shall not apply if the Enforcing party elects to grant the Nonenforcing Party enforcement rights with respect to such infringement. The Enforcing Party will not grant a license to any such infringing Third Party with respect to any directly competitive infringing product on terms materially more favorable (milestones and royalties) than the terms of the license granted hereunder to the Nonenforcing Party or, solely with respect to the Affected Product, will adjust the terms of such license so that they are not materially less favorable than the terms of the license granted to the infringing Third Party.
Definitions:
“Alnylam Excluded Technology” means inhibitors to specific genes or gene families, manufacturing and analytical technologies, formulation and delivery technologies and the specific technology listed on Schedule 1-6 attached to the Addendum Transmittal.
“Alnylam Patent Rights” means Alnylam Current Motif and Mechanism Patents, Alnylam Future Motif and Mechanism Patents, Alnylam Current Chemistry Patents and Alnylam Future Chemistry Patents.
“Alnylam Product” means a Double Stranded RNA Product or MicroRNA Product discovered or developed by Alnylam, its Affiliates or sublicensees, the manufacture, sale or use of which is covered by a Valid Claim within the Isis Patent Rights.
“Bona Fide Drug Discovery Collaboration” means a collaboration involving the discovery and development of Double Stranded RNA Products in which a Party plays an integral role in the experimentation and an important, though not necessarily dominant or co-equal, role in the decision-making, relating to the discovery and development of Double Stranded RNA Products from the point in time at which the relevant Gene Target has been designated through the initiation of [**]. A Bona Fide Drug Discovery Collaboration may continue beyond the initiation of such [**]. For Isis Products that are Double Stranded RNA Products, a Bona Fide Drug Discovery Collaboration must be an Antisense Drug Discovery Program. For each Party, collaborations that do not include or involve Patents licensed from the other Party hereunder shall not constitute Bona Fide Drug Discovery Collaborations. A Party’s experimentation relating to the discovery and development of Double Stranded RNA Products that modulate a relevant Gene Target prior to the commencement of a collaboration shall be deemed to have been conducted in the course or the collaboration for purposes or determining whether the collaboration is a Bona Fide Drug Discovery collaboration. A series of related collaborations and/or license agreements involving the discovery and development of Double Stranded

RNA Products with the same sublicensee or related sublicensees that includes a Bona Fide Drug Discovery Collaboration agreement will be aggregated to constitute a single Bona Fide Drug Discovery Collaboration.
“Development Collaboration” means a collaboration by either Party with a Third Party whose purpose is the further development and/or commercialization of a Double Stranded RNA Product and that begins at or after the initiation of IND-Enabling Studies for such Product. For each Party, collaborations that do not include or involve Patents licensed from the other Party hereunder shall not constitute Development Collaborations.
“Double Stranded RNA” means a composition designed to act primarily through an RNAi mechanism that is not a MicroRNA Construct and which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion (greater than or equal to 25%) of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion (greater than or equal to 25%) of its length to form a hairpin.
“Double Stranded RNA Product” means a pharmaceutical composition that contains a Double Stranded RNA.
“Gene Target” means a transcriptional unit of a gene, including any protein product of such transcriptional unit, and including all splice variants.
“Isis Encumbered Targets” means a Gene Target (a) to which Isis has a contractual obligation to a Third Party existing as of the Effective Date that precludes Isis from granting a license under Section 5 with respect to such Gene Target and (b) that is identified and described on a List (as defined in the letter agreement date March 9, 2004 between Alnylam and Isis).
“Isis Excluded Technology” means (a) RNase H mechanisms, RNase H motifs and RNase H oligonucleotides when utilized in an RNase H mechanism, assays and methods thereof; (b) modulators of specific genes, gene families or proteins; (c) manufacturing technologies; (d) analytical technologies, kits and assays, including without limitation methods, systems and compositions of matter for amplifying, quantifying, detecting, characterizing or identifying nucleic acids or nonoligomeric ligands thereto; (e) formulation and delivery technologies; and (f) the specific technology listed on Schedule 1-30 attached to the Addendum Transmittal.
“Isis Exclusive Targets” refer to the Reserved Targets which are designated by Isis as Isis Exclusive Targets.
“Isis Patent Rights” means Isis Current Motif and Mechanism Patents, Isis Future Motif and Mechanism Patents, Isis Current Chemistry Patents and Isis Future Chemistry Patents.
“Isis Products” means any Isis Single Stranded Product, MicroRNA Product or Double Stranded RNA Product, discovered or developed by Isis, its Affiliates or sublicensees, the manufacture, sale or use of which is covered by a Valid Claim within the Alnylam Patent Rights.
“Isis Single Stranded Product” means any single stranded oligomeric compound (a) that hybridizes in whole or in part with a target RNA and modulates the Gene Target, (b) is not a Double Stranded RNA or Double Stranded RNA Product and (c) the manufacture, sale or use of which is covered by a Valid Claim within the Alnylam Patent Rights.

“Naked Sublicense” means a license for Double Stranded RNA that includes rights to the Isis Patent Rights that is not a license in connection with (a) a Development Collaboration or (b) a Bona Fide Drug Discovery Collaboration. A series of Naked Sublicenses to the same sublicensee or related sublicensees will be aggregated to constitute a single Naked Sublicense. For the avoidance of doubt, where this Agreement grants Alnylam exclusive rights to grant Naked Sublicenses, such exclusive rights preclude Isis from granting licenses to the Isis Patent Rights to Third Parties for Double Stranded RNA even though such license grants by Isis would technically be license grants and not sublicense grants. Licenses that do not include or involve rights to Isis Patents shall not constitute Naked Sublicenses.

SCHEDULE 8.2.2
JOINT PRESS RELEASE

Contacts:
Alnylam Pharmaceuticals, Inc.	Kyowa Hakko Kogyo Co., Ltd.
Cynthia Clayton (Investors)	Tetsuro Kuga, Corporate Communications Dept.
617-551-8207

1-6-1, Ohtemachi, Chiyoda-ku,
Tokyo, Japan 100-8185
Adriana Jenkins (Media)	Tel : +81-3-3282-1903
Yates Public Relations	Fax : +81-3-3282-0990
617-551-8252
Alnylam and Kyowa Hakko Form Alliance for the Development and Commercialization of ALN-RSV01 in Asia
-ALN-RSV01, Alnylam’s Lead RNAi Therapeutic, is in Phase II Clinical Development for Treatment of
Respiratory Syncytial Virus (RSV) Infection -
CAMBRIDGE, Mass., USA and TOKYO, Japan, June 19, 2008 — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) and Kyowa Hakko Kogyo Co., Ltd. (TSE: 4151) today announced that they have formed an exclusive alliance to develop and commercialize ALN-RSV01, an RNAi therapeutic in Phase II clinical development by Alnylam for the treatment of respiratory syncytial virus (RSV) infection, in Japan and other major markets in Asia.
Under the terms of the collaboration, Kyowa Hakko will pay Alnylam $15 million in an upfront cash payment and up to an additional $78 million in development and sales milestone payments. Upon commercialization, Alnylam will receive double-digit royalties from Kyowa Hakko based on the sales of ALN-RSV01 in this territory. The partnership also includes additional RSV-specific RNAi therapeutic compounds that comprise the ALN-RSV program. Alnylam retains all development and commercialization rights worldwide excluding Asia.
“We are excited to have formed this new alliance with Kyowa Hakko, a Japanese biotechnology company with a strong commitment to bringing innovative new drugs to the marketplace,” said John Maraganore, Ph.D., Chief Executive Officer at Alnylam. “This new collaboration is yet another example of Alnylam’s commitment to work with leading biotechnology and pharmaceutical companies to advance RNAi therapeutics to patients on a global basis. This is an important partnership on our company’s lead clinical program in an important pharmaceutical market and also our third significant alliance formed this year. We will provide an update on our near-term partnership goals and revised financial guidance at our upcoming second quarter conference call.”
“We have been watching the progress Alnylam has made with their ALN-RSV01 program since last year and are very excited to partner with this program at this time. We are looking forward to working with Alnylam, the most scientifically advanced company in the field of RNAi, in the development and commercialization of ALN-RSV01 in Japan and other major markets in Asia,” said Yuzuru Matsuda, Ph.D., Chief Executive Officer at Kyowa Hakko. “There is a significant need for novel medicines to effectively treat patients with RSV, a leading cause of serious infections in both pediatric and adult patients. We are excited to have the opportunity in delivering the benefit of this novel medicine to the patients in Asia through the partnership with Alnylam.”
Earlier this year, Alnylam achieved human proof of concept for ALN-RSV01 in the Phase II GEMINI study, where intranasally administered ALN-RSV01 demonstrated statistically significant anti-viral efficacy with a 38 percent relative reduction in RSV infection rate and a 95 percent increase in the number of infection-free subjects as compared with placebo. In addition, Alnylam has initiated a Phase II clinical trial to assess the safety and tolerability of aerosolized ALN-RSV01 versus placebo in adult lung transplant patients naturally infected with RSV. As a secondary objective, this trial will also aim to evaluate the anti-viral activity of ALN-RSV01. The data from this study, in combination with the previous Phase II GEMINI trial and multiple Phase I trials, will comprise a comprehensive safety and efficacy data set with which Alnylam expects to further advance its overall ALN-RSV development program.
About RNA Interference (RNAi )
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including hypercholesterolemia, liver cancers, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, and Kyowa Hakko Kagyo. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam has established “RNAi 2010” which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.
About Kyowa Hakko
Kyowa Hakko(TSE:4151) is a biotechnology-based company focused on pharmaceutical operations engaged in the research and development, manufacturing, and marketing of prescription drugs. Kyowa Hakko is marketing medications for a wide range of diseases, including allergy, hypertension, angina pectoris, and cancer. With the aim of penetrating the global market, Kyowa Hakko has overseas development bases in the U.S. (Kyowa Pharmaceutical, Inc. and BioWa, Inc.) and in the U.K. (Kyowa Hakko U.K. Ltd.). In the U.S., the U.K., and China, they are pushing ahead with the clinical development of new drug candidates as well as the therapeutic antibody business based on Kyowa Hakko’s proprietary technology that enhances the activity of antibodies.
Last October, Kyowa Hakko announced that the Kyowa Hakko group and the Kirin group entered into an agreement to strategic alliance. Through this strategic alliance, the two groups will endeavor to build a global leader in the research and development-driven life sciences business based in Japan, which is centered on pharmaceutical operations with strengths in biotechnology. The new company “Kyowa Hakko Kirin Co., Ltd.” will start operating on Oct. 1, 2008.
For more information on Kyowa Hakko, visit http://www.kyowa.co.jp/eng/index.htm
Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s ability to realize future milestones and royalties; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

AMENDMENT AGREEMENT
RE: License and Collaboration Agreement
THIS AMENDMENT AGREEMENT (this “Amendment Agreement”) is made as of the 1st day of February 2010 (the “Amendment Effective Date”) by and between:
ALNYLAM PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (“Alnylam”) and
KYOWA HAKKO KIRIN CO., LTD., formerly named Kyowa Hakko Kogyo Co., Ltd., a corporation duly organized and existing under the laws of Japan (hereinafter referred to as the “Kyowa Hakko”)
RECITALS:
WHEREAS, Alnylam and Kyowa Hakko executed a License and Collaboration Agreement effective as of June 19,2008 (the “LCA”) and Supply Agreement effective as of August 31, 2009 (the “Supply Agreement”) in connection with their collaboration and development of therapeutic products targeting respiratory syncytial virus (“RSV”) that function through RNA interference, including the proprietary Alnylam product know as ALN-RSV01;
WHEREAS, under the LCA, the Alnylam proprietary product known as ALN-RSV01 is the Lead Product;
WHEREAS, Kyowa Hakko is primarily interested in Development for the Kyowa Hakko Territory of therapeutic products targeting RSV for the treatment of [**];
WHEREAS, Alnylam intends to Develop ALN-RSV01 primarily for adult patients and to Develop the Alnylam proprietary product targeting RSV known as ALN-RSV02 for pediatric patients;
WHEREAS, Kyowa Hakko and Alnylam have accordingly agreed to categorize ALN-[**] as the Lead Product instead of ALN-[**], and to make such other changes to the LCA as set forth herein;
NOW, THEREFORE, the parties hereto hereby agree as follows, intending to be legally bound:
SECTION 1. DEFINITIONS OF THIS AMENDMENT AGREEMENT
1.01 Definitions
Except where specifically defined herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the LCA or, as applicable, the Supply Agreement.
SECTION 2. AMENDMENTS
Notwithstanding anything to the contrary in the provisions of the LCA, the LCA shall be and hereby is amended as follows:
2.01 Lead Product

8

     Section 1.64 of the LCA is deleted in its entirety and replaced with the following:
     “1.64 “Lead Product” means Alnylam’s proprietary product known as ALN-[**], which is a chemically-modified version of ALN-[**] and described on Schedule 1.64.”
2.02 Licensed Product
     Section 1.65 of the LCA is deleted in its entirety and replaced with the following:
     “1.65 “Licensed Product” means, (a) subject to Section 2.9, the Lead Product, and (b) ALN-[**].”
2.03 Additional Definition
     A new Section 1.112 is added to the LCA to read as follows:
     “1.112 “ALN-RSV01” means Alnylam’s proprietary product known as ALN-RSV01, which is described on Schedule 1.112.”
2.04 Product Descriptions
     Schedule 1.64 of the LCA is renamed as “Schedule 1.112” and a new Schedule 1.64 in the form attached to this Amendment Agreement as Attachment 1 is added to the LCA.
2.05 Clarifications
(a)	Commencing on the Amendment Effective Date, (i) all references in the Supply Agreement to “Licensed Product” or to defined terms that are based on the term “Licensed Product” are deemed to refer to both ALN-[**] and ALN-[**], but (ii) for purposes of events that occurred prior to the Amendment Effective Date, such references will continue to refer to ALN-[**] and not ALN-[**].

(b)	(i) At any time prior to exercising its rights under Section 2.05(c), Kyowa Hakko may commence Development of ALN-[**] in addition to the Lead Product (or a Replacement Product). Kyowa Hakko shall notify Alnylam in writing of its intention to Develop ALN-[**] before starting such Development. Such notice will be deemed to be a Successor Product Option Notice for ALN-[**], ALN-[**] will be deemed a Successor Product, and the Parties will follow the procedures and requirements set forth in Section 2.10(b) of the LCA to negotiate the license terms applicable to ALN-[**] including, but not limited to, milestones payable by Kyowa Hakko. Kyowa Hakko shall notify Alnylam promptly in writing if at any time after delivery to Alnylam of such Successor Product Option Notice Kyowa Hakko elects to cease Development of one (1) of the Licensed Products. Effective as of the date of such Development termination notice, (A) Kyowa Hakko’s rights under the LCA with regard to the Licensed Product for which it ceased Development will terminate, (B) if the remaining Licensed Product is ALN-[**]or its Replacement Product, then such Licensed Product will continue to be the Lead Product (or a

9

Replacement Product, as the case may be), and (C) if the remaining Licensed Product is ALN-RSV01, then ALN-[**] will be deemed a Replacement Product.

(ii)	Notwithstanding anything to the contrary in the LCA, the Parties intend that (A) the amounts payable for the first Licensed Product to reach a milestone will be the amount applicable to such milestone as set forth in Article 7 of the LCA; and (B) the amount payable for the second Licensed Product to meet a milestone will be the amount for such milestone negotiated in accordance with Section 2.05(b)(i), above. The Parties intend that provisions of this Section 2.05(b)(ii) will apply regardless of whether the Licensed Product reaching the applicable milestone is classified as the Lead Product, a Replacement Product or a Successor Product.

(iii)	During any period in which Kyowa Hakko is Developing and/or Commercializing both ALN-[**] (or a Replacement Product) and ALN-[**], then Section 2.4(a) of the LCA will be deemed to read in its entirety as follows:

“Kyowa Hakko will use Commercially Reasonable Efforts to (i) Develop at least one Licensed Product for Regulatory Approval and Commercialization initially in Japan and subsequently in each other country in the Kyowa Hakko Territory and (ii) perform the Development activities under the Development Plan; provided, however, that Kyowa Hakko shall have no obligation to Develop any Licensed Product for Regulatory Approval and Commercialization in any country in the Kyowa Hakko Territory other than Japan prior to Regulatory Approval of such Licensed Product in Japan.”

(c)	Provided that Kyowa Hakko’s rights under the LCA with respect to ALN-[**]have not terminated, Kyowa Hakko may at any time elect to cease Development of the Lead Product (or a Replacement Product) and commence Development of ALN-[**] instead. Kyowa Hakko shall notify Alnylam in writing of its intention to Develop ALN-[**] and to cease development of the Lead Product (or a Replacement Product) before starting Development of ALN-[**] Effective as of the date of such notice, (i) ALN-[**] will be deemed to be a Replacement Product, and (ii) Kyowa Hakko’s rights under the LCA with regard to ALN-[**](or its Replacement Product) will terminate, but Kyowa Hakko’s rights to obtain rights to Successor Products under Section 2.10 of the LCA will remain unchanged.
     SECTION 3. REPRESENTATIONS AND WARRANTIES
3.01 Representations and Warranties
     Alnylam and Kyowa Hakko each represents and warrants to the other as follows:
(a)	As of the Amendment Effective Date, it has full right, power and authority to enter into this Amendment Agreement and to perform its respective obligations under this Amendment Agreement.

(b)	The execution and delivery of this Amendment Agreement by such Party and the performance of such Party’s obligations hereunder (i) do not conflict with or

10

violate any requirement of applicable Law existing as of the Amendment Effective Date applicable to such Party, and (ii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Amendment Effective Date.

(c)	As of the Amendment Effective Date, this Amendment Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

(d)	Nothing in this Amendment Agreement will affect the Parties’ representations and warranties set forth in the LCA or the Supply Agreement.
SECTION 4. GENERAL PROVISIONS
4.01 Effectiveness
Except as expressly provided in this Amendment Agreement, all terms and conditions of the LCA shall remain in full force and effect.
4.02 Governing Law
This Amendment Agreement shall be governed by and interpreted in accordance with the laws of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary.

11

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective duly authorized signatories as of the date and year first written above.

ALNYLAM PHARMACEUTICALS, INC.		KYOWA HAKKO KIRIN CO., LTD.

By Name:	/s/ John Maraganore John Maraganore	By Name:	/s/ Hideki Okawara Hideki Okawara, Ph.D.
Title:	CEO	Title:	Director, Business Development Department

12

Attachment 1
New Schedule 1.64 to LCA

13

SCHEDULE 1.64

ALN-[**]
     [**]

14

Execution Copy
SECOND AMENDMENT AGREEMENT
RE: License and Collaboration Agreement
          THIS SECOND AMENDMENT AGREEMENT (this “Second Amendment Agreement”) is made as of the 3rd day of June 2010 (the “Second Amendment Effective Date”) by and between:
ALNYLAM PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (“Alnylam”) and
KYOWA HAKKO KIRIN CO., LTD., formerly named Kyowa Hakko Kogyo Co., Ltd., a corporation duly organized and existing under the laws of Japan (hereinafter referred to as the “Kyowa Hakko”)
          This Second Amendment Agreement amends the License and Collaboration Agreement between Alnylam and Kyowa Hakko dated June 19, 2008 (the “Agreement”). Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Agreement.
          Alnylam and Kyowa Hakko hereby agree to amend the Agreement as follows:
1.	Throughout the Agreement, except for Section 1.53 and 3.2, the term “Joint Steering Committee” will be replaced with the term “Joint Development Committee” and the term “JSC” will be replaced by the term “JDC”.

2.	Section 1.53 of the Agreement is deleted in its entirety and replaced with the following : “Joint Steering Committee” or “JSC” means the joint steering committee as more fully described in Section 3.1.5.

3.	The first sentence of Section 3.1.1 shall be deleted and replaced by the following sentence: The Collaboration shall establish a subcommittee of the JSC, called the Joint Development Committee (the “JDC”) comprised of no less than [**] named representatives of Kyowa Hakko and no less than [**] named representatives of Alnylam.

4.	The last sentence of Section 3.1.3 shall be deleted and replaced by the following sentences: “Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment [**] per Calendar Quarter, but at least [**] meetings per year shall be conducted in person. Alnylam and Kyowa Hakko have agreed that representatives of Cubist may be invited as observers to meetings of the JDC, provided, however, that such representatives of Cubist shall have no voting or decision making authority in the JDC.”

5.	A new Section 3.1.5 would be added containing the following language:

1

Execution Copy
3.1.5	Joint Steering Committee. The Parties hereby establish a “Joint Steering Committee” to facilitate the Collaboration as follows:

(a)	Composition of the Joint Steering Committee. The Collaboration shall be conducted under the direction of a joint steering committee (the “JSC”) comprised of no less than [**] named representatives of Kyowa Hakko and no less than [**] named representatives of Alnylam. Each Party shall appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have at least one JSC representative who is a senior employee (director level or above), and all JSC representatives have appropriate expertise and ongoing familiarity with the Collaboration. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Section 8.1. Moreover, Alnylam and Kyowa Hakko have agreed that representatives of Cubist may be invited as observers to meetings of the JSC, provided, however, that such representatives of Cubist shall have no voting or decision making authority in the JSC. All proceedings for the JSC shall take place in English. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

(b)	JSC Chairperson. The “JSC Chairperson” shall rotate every twelve (12) months between Alnylam and Kyowa Hakko. The initial JSC Chairperson shall be a representative of Alnylam. The JSC Chairperson’s responsibilities shall include (a) scheduling [**] meeting per year, to take place in person; (b) setting agenda for the meeting with solicited input from other members; (c) confirming and delivering minutes to the JSC for review and final approval; and (d) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved.

(c)	Meetings. The first JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**] per year, with the location for such meetings alternating between Alnylam and Kyowa Hakko facilities (or such other locations as are determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment as needed, but at least [**] meeting per year shall be conducted in person.

(d)	JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Collaboration:

(i)	Establish strong lines of communication between the two parties

(ii)	Review the efforts both parties’ teams have made on the RSV program and give directions to subcommittee(s).

2

Execution Copy
(iii)	Resolve any dispute subcommittee(s) were not able to resolve, if any
For purposes of clarity, the JSC shall not have the authority to modify the terms of this Agreement.
6.	All other terms of the Agreement shall remain in full force and effect.

3

Execution Copy
IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective duly authorized signatories as of the date and year first written above.

ALNYLAM PHARMACEUTICALS, INC.		KYOWA HAKKO KIRIN CO., LTD.

By	/s/ Barry Greene	By	/s/ Tamao Watanabe
Name:	Barry Greene	Name:	Tamao Watanabe
Title:	President and Chief Operating Officer	Title:	Director, Business Development Department

4